Exhibit 10.22
OFFICE LEASE
THIS OFFICE LEASE is executed this _____ day of December, 2021 (the “Effective Date”), by and between SVT PERIMETER SIX, L.P., a Delaware limited partnership (“Landlord”), and CHANNELADVISOR CORPORATION, a Delaware corporation (“Tenant”).
ARTICLE 1 - LEASE OF PREMISES
Section 1.01. Basic Lease Provisions and Definitions.
(a)    Leased Premises (shown outlined on Exhibit A attached hereto): the entire sixth (6th) floor (as depicted on said Exhibit A) of the building commonly known as “Perimeter Six” (the “Building”), located at 1010 Sync Street, Morrisville, North Carolina, within Perimeter Park (the “Park”).
(b)    Rentable Area: Relative to the Leased Premises, approximately 33,509 square feet on the 6th floor of the Building known as Suite 600, and relative to the Building, approximately 195,118 rentable square feet.
(c)    Tenant’s Proportionate Share: 17.17% (based on 33,509 rentable square feet within the Leased Premises divided by 195,118 rentable square feet within the Building).
(d)    Minimum Annual Rent and Monthly Rental Installments:

Time Period	Minimum Annual Rent Per Square Foot Per Annum	Minimum Annual Rent for Time Period	Monthly Rental Installments
Months 1 – 12* Months 13 – 24 Months 25 – 36 Months 37 – 48 Months 49 – 60 Months 61 – 72 Month 73 – 84 Month 85 – 96 Month 97 – expiration of initial Lease Term	$0.00# $30.77 $31.62 $32.49 $33.38 $34.30 $35.24 $36.21 $37.21	$0.00# $1,031,071.93 $1,059,554.58 $1,088,707.41 $1,118,530.42 $1,149,358.70 $1,180,857.16 $1,213,360.89 $1,246,869.89^	$0.00# $85,922.66 $88,296.22 $90,725.62 $93,210.87 $95,779.89 $98,404.76 $101,113.41 $103,905.82^
*    “Months” refer to monthly periods commencing on the Rent Commencement Date.
#    Subject to the provisions in Section 3.01 below regarding the Abatement Period.
^    The amount shown reflects twelve (12) months. If the Rent Commencement Date is not the first day of a calendar month and the final Month of the Lease Term is automatically extended to include the remaining partial calendar month following the date on which the Lease Term would otherwise expire (pursuant to Section 1.01(h) below), Tenant shall pay Minimum Annual Rent relative to such partial calendar month (at the same rate and on a prorated basis) in addition to the amount shown.

(e)    Abated Payments: $1,003,594.56 (i.e., twelve (12) months at the annualized rate of $29.95 per square foot of Rentable Area of the Leased Premises).
(f)    Base Year: 2023.

(g)    Commencement Date: The earlier of (i) the October 1, 2022, or (ii) the date on which Tenant occupies and begins conducting business in the Leased Premises. The Commencement Date shall be confirmed by the Letter of Understanding attached hereto and incorporated herein as Exhibit C.
(h)    Rent Commencement Date: October 1, 2022, as same may be extended for Landlord Delay pursuant to terms of Exhibit C. The Rent Commencement Date shall be confirmed by the Letter of Understanding attached hereto and incorporated herein as Exhibit C.
(i)    Lease Term: The period beginning on the Commencement Date and ending upon the expiration or earlier termination of the term of this Lease. The initial Lease Term shall begin on the Commencement Date and expire at 11:59 pm on September 30, 2031.
(j)    Security Deposit: $0.00.
(k)    Broker(s): TP Triangle, LLC representing Landlord and Jones Lang LaSalle Brokerage, Inc. representing Tenant.
(l)    Permitted Use: General office use.
(m)    Address for notices and payments are as follows:
LANDLORD NOTICES TO:

Landlord:    SVT Perimeter Six, L.P.
c/o Starwood Capital Group
1255 23rd Street NW, Suite 674
Washington, DC 20037
Attention: Andres Panza

With a
copy to:    Vanderbilt Office Properties, LLC
625 W. Adams, Suite 1715
Chicago, Illinois 60601

With a
copy to:    Trinity Partners, LLC
3020 Carrington Mill Boulevard, Suite 425
Morrisville, North Carolina 27560

WITH PAYMENTS TO LANDLORD TO:

If by ACH or Wire:
SVT Perimeter Six, L.P.
c/o BMO Harris Bank NA
Routing # 071000288
Acct # 401-512-9

TENANT NOTICES TO:

Tenant:    ChannelAdvisor Corporation
3025 Carrington Mill Boulevard
Morrisville, North Carolina 27560
Attention: Kathy Twiddy

(n)    Guarantor(s): None.
(o)    Allowance: $2,848,265.00 (i.e., $85.00 per square foot of Rentable Area in the Leased Premises).
(p)    Soft Cost Allowance: $335,090.00 (i.e., $10.00 per square foot of Rentable Area in the Leased Premises), which amount is included as part of (and not in addition to) the Allowance and subject to the limitations of Exhibit B.
(q)    Test Fit Allowance: $5,026.35 (i.e., approximately $0.15 per square foot of Rentable Area in the Lease Premises), which amount is in addition to the Allowance and subject to the limitations of Exhibit B.
EXHIBITS
Exhibit A - Leased Premises
Exhibit B - Tenant Improvements
Exhibit B-1 - Base Building Condition
Exhibit C - Letter of Understanding
Exhibit D - Intentionally Deleted
Exhibit E - Rules and Regulations
Exhibit F - Memorandum
Exhibit G - Form of SNDA
Exhibit H - HVAC Specification
Exhibit I - Janitorial Specification
Exhibit J - Superior Rights
Exhibit K - Food Truck Requirements

Section 1.02. Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises, under the terms and conditions herein, together with a non-exclusive right, in common with others, to use the following (collectively, the “Common Areas”): the areas of the Building and the underlying land and improvements thereto owned by Landlord that are designed for use in common by all tenants of the Building and their respective employees, agents, customers, invitees and others. In connection with Tenant’s use of the Leased Premises and Common Areas, Landlord shall make the following Park amenities available for use by Tenant only if and to the extent Landlord has the right to make the same available to tenants of the Building, subject to the terms of the applicable documentation governing use of same, from time to time (including, without limitation, charges applicable to the use of same): fitness center, conference facilities, café and walking trails.

Section 1.03.    Measurement; Remeasurement. Within thirty (30) days after receipt of the Final Documents evidencing substantial completion of the Tenant Improvements, Landlord, at Landlord’s expense, will cause a third party architect to measure the rentable square footage, usable square footage, and resulting Rentable Area of the Leased Premises (with the usable square footage to be measured in accordance with the then-current BOMA standards, and the Rentable Area being calculated by applying a core factor of sixteen percent (16%)) and submit the findings to Tenant. The parties shall use good faith efforts to agree upon the usable square footage of the Leased Premises within ten (10) business days following the submission of such findings to Tenant. In the event that the parties cannot agree upon the usable square footage within the ten (10) business day period referenced in the preceding sentence, either party shall be entitled to submit the matter to an unaffiliated third party architect reasonably selected by such submitting party (which architect and his or her current or former firm shall not have done business with Landlord or Tenant or their respective principals in the prior three (3) years, unless approved, in writing by the non-submitting party) (the “Arbitration Architect”), with the decision of the Arbitration Architect being binding on the parties. Promptly following the parties’ mutual agreement or the determination by the Arbitration Architect, as applicable, the parties shall enter into an amendment to this Lease confirming any revisions to the Rentable Area of the Leased Premises and all calculations in this Lease that are dependent thereon (e.g., Minimum Annual Rent, Allowance, etc.).
ARTICLE 2 - TERM AND POSSESSION
Section 2.01. Term. The Commencement Date, the Rent Commencement Date, and Lease Term shall be as set forth in Sections 1.01(g), 1.01(h) and 1.01(i) above, provided however the Rent Commencement Date (as well as any other dates that may be affected by its change) may be extended in the event of a Landlord Delay (as defined in Exhibit C) subject to the terms of Exhibit C. Landlord agrees that if Tenant is not in Default, Tenant shall at all times during the Lease Term, have the peaceable and quiet enjoyment of possession of the Leased Premises without any manner of hindrance from Landlord or any persons lawfully claiming under Landlord.
Section 2.02. Construction of Tenant Improvements. Tenant has personally inspected the Leased Premises and accepts the same “AS IS” without representation or warranty by Landlord of any kind, except for latent defects in the Base Building Condition not known by Tenant or as otherwise expressly set forth herein. Tenant shall construct and install all leasehold improvements to the Leased Premises (collectively, the “Tenant Improvements”) in accordance with Exhibit B attached hereto and made a part hereof. Promptly following the Commencement Date and the Rent Commencement Date, Tenant shall execute Landlord’s Letter of Understanding in substantially the form attached hereto as Exhibit C and made a part hereof, acknowledging, among other things, the actual Commencement Date and Rent Commencement Date. If, within ten (10) days of receipt of Landlord’s Letter of Understanding, Tenant fails to (i) execute and deliver same to Landlord or (ii) notify Landlord in writing of any requested revisions, all of the terms set forth in Landlord’s Letter of Understanding, including, without limitation, the dates provided therein, shall be deemed true and incorporated into this Lease.

Section 2.03. Surrender of the Leased Premises. Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, immediately (a) surrender the Leased Premises to Landlord in broom-clean condition and in good order, condition and repair, (b) remove from the Leased Premises or where located (i) Tenant’s Property (as defined in Section 8.01 below), (ii) all data and communications equipment, wiring and cabling (including above ceiling, below raised floors and behind walls) and (iii) any alterations required to be removed pursuant to Section 7.03 below (excluding the initial Tenant Improvements; provided, however, that any kitchen or dining improvements must be removed at Tenant’s expense), and (c) repair any damage caused by any such removal and restore the Leased Premises to the condition existing upon the Commencement Date, reasonable wear and tear, damage by casualty or condemnation, and repairs and maintenance that are the responsibility of Landlord as expressly set forth in this Lease excepted. All of Tenant’s Property that is not removed within ten (10) business days following Landlord’s written demand therefor shall be conclusively deemed to have been abandoned and Landlord shall be entitled to dispose of such property at Tenant’s cost without incurring any liability to Tenant. This Section 2.03 shall survive the expiration or any earlier termination of this Lease.
Section 2.04. Holding Over. If Tenant retains possession of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall be a tenant at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall (a) pay an amount (on a per month basis without reduction for partial months during the holdover) equal to (1) 125% (relative to the initial three (3) months of any such holdover) or (2) 150% (relative to the period from and after the initial three (3) months of any such holdover) of the Monthly Rental Installment and 100% of the Additional Rent (as defined in Section 3.03(a)) due for the period immediately preceding the holdover; (b) if a holdover continues for more than one hundred and twenty (120) days following written notice from Landlord (which notice may be delivered at any time on or after the commencement of such holdover period), Tenant shall be liable to Landlord for (i) any payment or rent concession that Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Leased Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (ii) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant; and (c) indemnify Landlord against all claims for damages by any New Tenant. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Lease Term or prevent Landlord from immediate recovery of possession of the Leased Premises by summary proceedings or otherwise, and this Section 2.04 shall in no way constitute consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of this Lease, nor limit Landlord’s remedies in such event.
ARTICLE 3 - RENT
Section 3.01. Base Rent. Tenant shall pay to Landlord the Minimum Annual Rent in the Monthly Rental Installments in advance, without demand, deduction or offset, on the Rent Commencement Date and on or before the first day of each and every calendar month thereafter during the Lease Term. The Monthly Rental Installments for partial calendar months shall be prorated. Tenant shall be responsible for delivering the Monthly Rental Installments to the payment address set forth in Section 1.01(m) above in accordance with this Section 3.01.

Notwithstanding contrary provisions that may be contained in this Lease, between the Commencement Date and the date that is twelve (12) months after the Rent Commencement Date (the “Abatement Period”), Landlord will forbear the obligation of Tenant to pay Minimum Annual Rent in an amount equal to the Abated Payments (as set forth in Section 1.01(e)) and Tenant’s Proportionate Share of Operating Expenses. The foregoing agreement by Landlord has been made relying on Tenant’s agreement to perform all of its obligations under the Lease as and when required hereby. As a result, in the event that a Default (as defined in Article 13) occurs under this Lease, in addition to Landlord’s other remedies which may be available to Landlord under this Lease or Applicable Law, Tenant shall reimburse Landlord an amount equal to the Unamortized Amount (as defined below) within ten (10) days following Tenant’s receipt of a written invoice therefor. The term “Unamortized Amount” refers to the result obtained by multiplying the Abated Payments by a fraction, the numerator of which is the number of months which remain or would have remained during the Lease Term following the date of the Default, the denominator being the total number of months in the Lease Term, less the number of months in the Abatement Period. Tenant shall have the right to convert a portion of the Abated Payments up to an amount equal to $752,695.92 into Allowance by providing written notice of such election to Landlord (the “Abatement/Allowance Notice”) prior to the earlier to occur of (i) the Commencement Date, and (ii) receipt of all Final Documents (as defined in Exhibit B attached hereto). Such Abatement/Allowance Notice to Landlord shall provide the exact amount of Abated Payments that is being converted to Allowance. Upon timely receipt of such Abatement/Allowance Notice by Landlord, the Allowance shall be increased, the Abated Payments shall be correspondingly decreased, and the Abatement Period shall be adjusted accordingly. For illustration purposes only, if the Tenant elects to convert $752,695.92 of Abated Payments into Allowance, the Abatement Period shall be adjusted to mean the first three (3) months of the Lease Term immediately following the Rent Commencement Date and the total Abated Payments shall be adjusted to mean $250,898.64.
Section 3.02. Annual Operating Expense Adjustment Definitions.
(a)    “Annual Operating Expense Adjustment” shall mean the amount of Tenant’s Proportionate Share of Operating Expenses for a particular calendar year.

(b)    “Operating Expenses” shall mean the amount of all of Landlord’s costs and expenses paid or incurred in operating, repairing, replacing and maintaining the Building and the Common Areas in good, first-class condition and repair for a particular calendar year (including, in the event that the Building is less than fully leased and occupied, all additional costs and expenses that Landlord reasonably determines that it would have paid or incurred during such year if the Building had been fully leased and occupied; furthermore, if the Building’s occupancy is deemed substantially full in any calendar year, all costs and expenses paid or incurred during that year will be recoverable from the tenants of the Building), including by way of illustration and not limitation, the following: all Real Estate Taxes (as hereinafter defined), insurance premiums and deductibles; water, sewer, electrical and other utility charges other than the separately billed electrical and other charges paid by Tenant as provided in this Lease (or other tenants in the Building); service and other charges incurred in the repair, replacement, operation and maintenance of the elevators and the heating, ventilation and air-conditioning system; costs associated with providing fitness, conference or food service facilities, if any; cleaning and other janitorial services; tools and supplies; repair costs; landscape maintenance costs; access patrols; license, permit and inspection fees; management fees (which shall not exceed 4% of the gross rents for the Building); administrative fees; supplies, costs, wages and related employee benefits payable for the management, maintenance and operation of the Building; maintenance, repair and replacement of the driveways, parking and sidewalk areas (including snow and ice removal), landscaped areas, and lighting; costs paid or incurred by Landlord in bringing the Building or the Common Areas into compliance with Applicable Laws (as defined in Section 5.02(a)) enacted after the effective date of this Lease; and maintenance and repair costs, dues, fees and assessments incurred under any covenants or charged by any owners association, all of the forgoing as may be limited by the terms of this Lease. The cost of any Operating Expenses that are capital in nature shall be amortized over the useful life of the improvement (as reasonably determined by Landlord), and only the amortized portion shall be included in Operating Expenses. In the event Landlord changes a policy by adding a service to the Building that was not provided in the Base Year, there shall be an assumed charge added to the Base Year calculation for purposes of that service (for example, in the event Landlord adds a full time, dedicated security guard to the Building following the Base Year, there shall be an assumed cost of such security guard added to the calculation of the Base Year amount). Notwithstanding the foregoing, Operating Expenses shall not include the following:
(i)    costs incurred in connection with or directly related to Landlord’s initial construction and development of the Building and the Park;

(ii)    legal and other fees, so-called “take over” or “buy-out” obligations, advertising expenses, and other costs incurred in connection with the original leasing of the Building or Park, or future releasing of the Building or Park or disputes with tenants;

(iii)    any items not otherwise excluded to the extent Landlord is reimbursed by insurance (or would have been reimbursed by insurance if Landlord had carried the insurance required by this Lease) or otherwise compensated, including direct reimbursement by any tenant;

(iv)    a bad debt loss, rent loss, or reserves for bad debts or rent loss, or any other reserve for anticipated future expenses;

(v)    costs representing amounts paid to an affiliate of Landlord for services or materials that are materially in excess of the amounts that would have been paid in the absence of such relationship;

(vi)    all interest or penalties incurred as a result of Landlord’s failure to pay any costs as the same become due, except resulting from the failure of Tenant to pay rent in a timely manner;

(vii)    the costs incurred to test, survey, cleanup, contain, abate, remove, or otherwise remedy asbestos-containing materials or other materials from the Building or Common Areas that have been classified as “Hazardous Substances” under Environmental Laws (as defined under Section 15.01(a) of the Lease) as of the date of this Lease;

(viii)    all ground lease rent payable by Landlord;

(ix)    rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems or in the event of an emergency) that, if purchased rather than rented, would constitute a capital item that is specifically excluded (excluding, however, equipment not affixed to the Building that is used in providing janitorial or similar services);

(x)    costs, including permit, license and inspection costs, incurred with respect to the installation of tenants’ or other occupants’ improvements in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

(xi)    depreciation, amortization and interest payments, except as provided herein and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the items shall be amortized over its reasonably anticipated useful life;

(xii)    marketing costs including, without limitation, leasing commissions, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

(xiii)    expenses in connection with services or other benefits that are not offered to Tenant or for which Tenant is charged for directly but that are provided to another tenant or occupant of the Building free of charge;

(xiv)    costs incurred by Landlord due to (A) the violation by Landlord or any tenant other than Tenant of the terms and conditions of any lease of space in the Building or (B) disputes by and among Landlord or any other tenant or the Building or lenders for the Building;

(xv)    interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building;

(xvi)    Landlord’s general corporate overhead and general corporate administrative expenses;

(xvii)    the cost of any electric power used by any tenant in the Building for which any tenant directly contracts with the local public service company or of which any tenant is separately metered or submetered and pays Landlord directly; provided, however, that if any tenant in the Building contracts directly for electric power service or is separately metered or submetered during any portion of the relevant period, the total electric power costs for the Building shall be “grossed up” to reflect what those costs would have been had each tenant in the Building used the Building-standard amount of electric power;

(xviii)    services and utilities provided and costs incurred in connection with the operation of any retail and restaurant operations in the Building (if any), except to the extent the square footage of such operations are included in the rentable square feet of the Building and do not exceed the services and utility costs which would have been incurred had the retail and/or restaurant space been used for general office purposes;

(xix)    tax penalties and late charges incurred as a result of Landlord’s failure to make payments and/or to file any tax or informational returns when due;

(xx)    costs arising from Landlord’s charitable or political contributions;

(xxi)    costs arising from defects in the base, shell or core of the Building parking areas or improvements installed by Landlord or the repair thereof;

(xxii)    costs for sculpture, paintings or other objects of art;

(xxiii)    costs (including in connection therewith all attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to Landlord and/or the Building that are not associated with Landlord’s reasonable, good faith attempts to reduce a component of Operating Expenses;

(xxiv)    costs associated with the operation of the business of the partnership or entity that constitutes Landlord as the same are distinguished from the costs of operation of the Building including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), and costs of syndicating;

(xxv)    costs incurred in connection with causing the Building to comply with handicap, life, fire and safety codes or other Applicable Laws in effect prior to the Effective Date;

(xxvi)    salaries, wages or other compensation paid to officers or executives of Landlord above the level of portfolio manager for the Park in their respective capacities;

(xxvii)    costs arising from earthquake insurance to the extent coverage exceed the coverage carried by landlord of other buildings comparable to the Building;

(xxviii)    federal and state income and franchise taxes of Landlord or any other such taxes not in the nature of real estate taxes, except taxes on rent which shall be paid directly by Tenant or included in Operating Expenses; and

(xxix)    any reserves for future expenditures not yet incurred.

(c)    “Tenant’s Proportionate Share of Operating Expenses” shall mean an amount equal to the product of Tenant’s Proportionate Share multiplied by an amount equal to (i) Operating Expenses incurred during or properly chargeable to the calendar year in question, less (ii) Operating Expenses incurred during or properly chargeable to the Base Year, provided that such amount shall not be less than zero.
Notwithstanding anything herein to the contrary, commencing with calendar year 2024 and each calendar year during the initial Lease Term thereafter, it is understood and agreed that for purposes of calculating Tenant’s Proportionate Share of Operating Expenses in any calendar year during the initial Lease Term (for purposes of this Section, the “Remaining Term”), the maximum amount of Controllable Operating Expenses (as defined below) included in Operating Expenses for any calendar year from and after 2024 during the Remaining Term shall be limited to the actual amount of Controllable Operating Expenses paid or incurred by Landlord on account of or in calendar year 2023 (annualized to reflect charges that would have been incurred for an entire calendar year), increased on a cumulative, compounding basis at five percent (5%) per annum through the applicable calendar year. Commencing with the second full calendar year of any renewal or extension term exercised by Tenant hereunder and each calendar year during such renewal or extension term (for purposes of this Section, the “Remaining Applicable Renewal Term”), the maximum amount of Controllable Operating Expenses included in Operating Expenses for any calendar year from and after the first full calendar year during the applicable renewal or extension term during the Remaining Applicable Renewal Term shall be limited to the actual amount of Controllable Operating Expenses paid or incurred by Landlord on account of or in such first full calendar year during the applicable renewal or extension term, increased on a cumulative, compounding basis at five percent (5%) per annum through the applicable calendar year. Tenant shall remain fully liable in each year for the whole amount of Tenant’s Proportionate Share of Operating Expenses that are not Controllable Operating Expenses. In the event that the cap applies to limit Tenant’s Proportionate Share of Operating Expenses attributable to Controllable Operating Expenses for any calendar year, the excluded amount shall be carried forward to succeeding calendar years and recaptured by Landlord so long as the foregoing limit on the increase in the portion of Operating Expenses attributable to Controllable Operating Expenses is not exceeded in any such succeeding year such that amounts that could not be included in Operating Expenses during such prior years may be re-captured by Landlord. For the purposes of this Section, “Controllable Operating Expenses” means all Operating Expenses exclusive of charges for administration/management fees, security, utilities, insurance, compliance with Applicable Laws going into effect following the Commencement Date, taxes and assessments, snow and ice removal, increases in minimum wage which directly affect operating expenses, and storm-related cleanup.
(d)    “Real Estate Taxes” shall mean any form of real estate tax or assessment or service payments in lieu thereof, any state franchise taxes assessed on tangible property, and any license fee, commercial rental tax, improvement bond or other similar charge or tax (other than inheritance, personal income or estate taxes) imposed upon the Building or Common Areas, or against Landlord’s business of leasing the Building, by any authority having the power to so charge or tax, together with costs and expenses of contesting the validity or amount of the Real Estate Taxes. The amount included in Operating Expenses for Real Estate Taxes for the Base Year will be the amount of Real Estate Taxes that would be incurred if the Building had been fully occupied and fully assessed for the entire calendar year.

Section 3.03. Payment of Additional Rent.
(a)    Any amount required to be paid by Tenant hereunder (in addition to Minimum Annual Rent) and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered “Additional Rent” payable in the same manner and upon the same terms and conditions as the Minimum Annual Rent reserved hereunder, except as set forth herein to the contrary. Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for non-payment of Minimum Annual Rent.
(b)    In addition to the Minimum Annual Rent specified in this Lease, commencing as of January 1, 2024, Tenant shall pay to Landlord as Additional Rent for the Leased Premises, in each calendar year or partial calendar year during the Lease Term, an amount equal to the Annual Operating Expense Adjustment for such calendar year. Landlord shall estimate the Annual Operating Expense Adjustment annually, and written notice thereof shall be given to Tenant prior to the beginning of each calendar year. Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Annual Operating Expense Adjustment. Tenant shall be responsible for delivering the Additional Rent to the payment address set forth in Section 1.01(l) above in accordance with this Section 3.03. If Operating Expenses increase during a calendar year, Landlord may increase the estimated Annual Operating Expense Adjustment during such year by giving Tenant written notice to that effect, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an amount equal to the amount of such increase in the estimated Annual Operating Expense Adjustment divided by the number of months remaining in such year. Within a reasonable time after the end of each calendar year, Landlord shall prepare and deliver to Tenant a statement showing the actual Annual Operating Expense Adjustment. Within thirty (30) days after receipt of the aforementioned statement, Tenant shall pay to Landlord, or Landlord shall credit against the next rent payment or payments due from Tenant, as the case may be, the difference between the actual Annual Operating Expense Adjustment for the preceding calendar year and the estimated amount paid by Tenant during such year. This Section 3.03 shall survive the expiration or any earlier termination of this Lease.
Section 3.04. Late Charges. Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to pay timely any payment required hereunder. Therefore, in addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall become overdue, such unpaid amount shall bear interest from the due date thereof to the date of payment at the prime rate of interest, as reported in the Wall Street Journal (the “Prime Rate”), plus four percent (4%) per annum. Notwithstanding the foregoing, relative to the first (1st) failure to timely pay such sums in any twelve (12) month period, no late charge shall be due and payable if Tenant makes full payment within five (5) business days after receipt of written notice of such delinquency (i.e., Landlord shall not be required to provide written notice of delinquency more than one (1) time in any twelve (12) month period during the Lease Term).

Section 3.05. Audit Rights. Tenant shall have the right to inspect records of Landlord which are reasonably necessary for Tenant to conduct a review of the Operating Expenses for the Base Year and for each calendar year thereafter. Landlord shall make such records for the Base Year and each calendar year thereafter available to Tenant and its representatives electronically or during normal business hours at the office of the property manager designated by Landlord (which shall be within a reasonable vicinity of the Building). Subject to the foregoing, any such inspection shall be subject to the following conditions: (i) such inspection must be commenced within one hundred and eighty (180) days following Tenant’s receipt of an Annual Operating Expense Adjustment (or Tenant’s right to such inspection shall be waived) except that for the Operating Statement for the Base Year, such inspection must be commenced within one hundred eighty (180) days following Tenant’s receipt of the Operating Statement for the second (2nd) calendar year after the Base Year, and only one (1) such inspection may be performed with respect to any calendar year, (ii) Tenant shall provide Landlord with at least fifteen (15) days’ prior written notice of such inspection, (iii) any such inspection shall be performed on a non-contingency basis, (iv) any such inspection shall be conducted at the office of the property manager designated by Landlord and shall be conducted during normal business hours, (v) any such inspection shall be at the sole cost and expense of Tenant (provided, however, that if Tenant’s inspection (or the below audit) reveals that Tenant has been overcharged by more than four percent (4%), then (a) Landlord shall pay up to $2,000.00 of Tenant’s reasonable third party costs and expenses actually incurred in connection with such review) and (b) Tenant shall be entitled to inspect and review Operating Expenses for any of the immediately preceding three (3) calendar years to the extent same have not been previously inspected, notwithstanding the limitations otherwise set forth in sub-section (i) above, (vi) in no event shall Tenant’s rights hereunder relieve Tenant of its obligation to pay all amounts due as and when provided in this Lease, (vii) Tenant agrees that it will not disclose, but will keep in strict confidence, the information furnished to Tenant by Landlord, but nothing herein shall prohibit Tenant from making such disclosures as necessary to Tenant’s employees, agents, attorneys, accountants, subtenants (and prospective subtenants) and assignees (and prospective assignees) and otherwise as necessary to prosecute its claim or to comply with Applicable Laws; and (viii) in no event shall Tenant be entitled to conduct such inspection if Tenant is then in Default with respect to its obligations under this Lease. In the event Landlord disputes the results of Tenant’s inspection, and the parties cannot in good faith agree upon the actual applicable charges, such matter shall be submitted to an independent certified public accountant mutually acceptable to Landlord and Tenant, whose determination of the actual charges shall be binding. The cost of such independent audit shall be borne by the party whose determination of Operating Expenses was further from the determination made by the independent auditor. Following the final resolution of Tenant’s inspection, Tenant shall pay to Landlord or Landlord shall credit Tenant’s account (or, if such adjustment occurs at the end of the Lease Term, pay to Tenant), as the case may be, within thirty (30) days of the final resolution, the amount of any excess or deficiency. This Section 3.05 shall survive the expiration or any earlier termination of this Lease.

ARTICLE 4 -– INTENTIONALLY OMITTED
ARTICLE 5 - OCCUPANCY AND USE
Section 5.01. Use. Tenant shall use the Leased Premises for the Permitted Use and for no other purpose without the prior written consent of Landlord.
Section 5.02. Covenants of Tenant Regarding Use.
(a)    Tenant shall (i) use and maintain the Leased Premises and conduct its business thereon in a safe, careful, reputable and lawful manner, (ii) comply with all covenants that encumber the Building and all laws, rules, regulations, codes, orders, ordinances, directions and requirements of any governmental authority or agency, now in force or which may hereafter be in force, including, without limitation, those which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Leased Premises (collectively, “Applicable Laws”), and (iii) comply with and obey all reasonable directions, rules and regulations of Landlord, including the Building Rules and Regulations attached hereto as Exhibit E and made a part hereof, as may be modified from time to time by Landlord on reasonable notice to Tenant and so long as such modifications do not materially, adversely affect Tenant’s ability to (i) operate for the Permitted Use within the Leased Premises or (ii) access the Leased Premises. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of the foregoing. Notwithstanding the foregoing, Tenant shall not be required to perform capital improvements at its sole expense unless required to comply with Applicable Laws relating to the Leased Premises solely as a result of Tenant’s particular use or manner of use or improvements or alterations installed by Tenant.
(b)    Tenant shall not do or permit anything to be done in or about the Leased Premises that will in any way cause a nuisance, obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any of Landlord’s directions, rules and regulations, but agrees that any enforcement thereof shall be done uniformly. Tenant shall not use the Leased Premises, nor allow the Leased Premises to be used, for any purpose or in any manner that would (i) invalidate any policy of insurance now or hereafter carried by Landlord on the Building, or (ii) increase the rate of premiums payable on any such insurance policy unless Tenant reimburses Landlord for any increase in premium charged.

Section 5.03. Landlord’s Rights Regarding Use. Without limiting any of Landlord’s rights specified elsewhere in this Lease (a) Landlord shall have the right at any time, without notice to Tenant, to control, change or otherwise alter the Common Areas in such manner as it deems necessary or proper so long as any such control, change or alteration does not materially and adversely affect Tenant’s ability to operate for the Permitted Use within the Leased Premises for the Permitted Use, or prevent Tenant’s ability to access its allotment of parking spaces granted pursuant to Section 16.11 below and (b) Landlord, its agents, employees and contractors and any mortgagee of the Building shall have the right to enter any part of the Leased Premises, unescorted, at reasonable times upon twenty-four (24) hours’ prior notice (except in the event of an emergency or for routine repairs, maintenance, or other services that Landlord is required to provide hereunder, in which case no notice shall be required) for the purposes of examining or inspecting the same (including, without limitation, testing to confirm Tenant’s compliance with this Lease), showing the same to prospective purchasers, mortgagees or, during the final twelve (12) months of the Lease Term, tenants, and making such repairs, alterations or improvements to the Leased Premises or the Building as Landlord may deem necessary or desirable. Landlord shall incur no liability to Tenant for such entry (unless resulting from the gross negligence or willful misconduct of Landlord or its agents, employees or contractors), nor shall such entry constitute an eviction of Tenant or a termination of this Lease or entitle Tenant to any abatement of rent therefor. In addition, Landlord has the right at any time to (i) change the name, number or designation by which the Building is commonly known, or (ii) alter the Building to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building without any such acts constituting an actual or constructive eviction and without incurring any liability to Tenant, so long as such changes do not deny Tenant reasonable access to the Leased Premises. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Leased Premises during the making of such changes or alterations or entry to the Lease Premises, provided that Landlord shall have no obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever.
Section 5.04. Food Trucks. In addition, Tenant shall be entitled, upon at least seventy-two (72) hours’ prior written notice to Landlord, at Tenant’s sole cost and expense, to coordinate food trucks and similar food vendors to the Building initially in the location shown on Exhibit K attached hereto, or in such other location designated by Landlord from time to time, and in accordance with reasonable requirements and restrictions imposed by Landlord from time to time. Any such food truck or food vendor operating on the Land at the invitation of Tenant shall be deemed a contractor of Tenant for all purposes under this Lease and shall provide to Landlord original certificates (in form and amounts reasonably satisfactory to Landlord) evidencing the insurance requirements set forth on Exhibit K attached hereto and naming Landlord as an additional insured prior to entering the Land. If any food truck is deemed by Landlord to have unreasonably loud generators or otherwise emanates objectionable noise, odors, fumes, dust or vapors, Landlord will reserve the right to relocate or remove said food trucks and/or impose additional requirements on said food trucks so as not to disturb other occupants of the Building or Land.

ARTICLE 6 - UTILITIES AND OTHER BUILDING SERVICES
Section 6.01. Services to be Provided. Landlord shall at all times operate the Building in a manner consistent with other comparable first class, suburban office buildings located in the RTP/Airport submarket (“Comparable Buildings”). Provided Tenant is not in default, Landlord shall furnish to Tenant, except as noted below, the following utilities and other services to the extent reasonably necessary for Tenant’s use of the Leased Premises for the Permitted Use, or as may be required by law or directed by governmental authority:
(a)    Heating, ventilation and air-conditioning as set forth on Exhibit H between the hours of 8:00 a.m. and 6:00 p.m. Monday through Friday and, upon forty-eight (48) hours prior written request from Tenant (email being sufficient), 9:00 a.m. to 1:00 p.m. on Saturday of each week except on New Year’s Day, Martin Luther King Jr. Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day (“Holidays”);
(b)    Electrical current not to exceed four (4) watts per square foot;
(c)    Water in the Common Areas for lavatory and drinking purposes;
(d)    Automatic elevator service;
(e)    Cleaning and janitorial service in the Leased Premises and Common Areas in accordance with the janitorial specification attached hereto as Exhibit I on Monday through Friday of each week except Holidays; provided, however, Tenant shall be responsible for carpet cleaning other than routine vacuuming;
(f)    Washing of exterior windows at intervals reasonably established by Landlord;
(g)    Replacement of all lamps, bulbs, starters and ballasts in the Building standard lighting fixtures as required from time to time as a result of normal usage. Tenant shall be entitled to install LED lighting within the Leased Premises, but the repair and replacement of LED fixtures and the replacement of LED bulbs shall be Tenant’s responsibility;
(h)    Maintenance of the Common Areas, including the removal of rubbish, ice and snow;
(i)    Access to the Building twenty-four (24) hours per day, seven (7) days per week, and three hundred sixty-five (365) days a year using the Security System as described in Section 16.20; and
(j)    “Drive-by” surveillance security between 6:00 p.m. and 1:00 a.m.; provided, however, that Landlord shall have the right, in Landlord’s reasonable discretion, to alter the times such surveillance security is provided, based on the needs in the Park. Tenant acknowledges and agrees that Landlord shall not provide guards or other security protection for the Leased Premises and that any and all other security protection shall be the sole responsibility of Tenant.

Section 6.02. Additional Services.
(a)    If Tenant requests utilities or building services in addition to those identified above, or if Tenant uses any of the above utilities or services in frequency, scope, quality or quantity substantially greater than that which Landlord determines is normally required by other tenants in the Building, then Landlord shall use reasonable efforts to attempt to furnish Tenant with such additional utilities or services. In the event Landlord is able to and does furnish such additional utilities or services, the costs thereof (which shall be deemed to mean the cost that Tenant would have incurred had Tenant contracted directly with the utility company or service provider) shall be borne by Tenant, who shall reimburse Landlord monthly for the same as Additional Rent. The cost to be charged by Landlord to Tenant hereunder for heating, ventilation and air-conditioning service used by Tenant during times other than those hours set forth in Section 6.01(a) above shall be $50.00 per hour for each floor or portion thereof which is served by such heating, ventilation and air-conditioning service (i.e., $50.00 multiplied by the number of hours multiplied by the number of floors affected), subject to increases in such hourly rate from time to time during the Lease Term to reimburse Landlord for increases in the cost to Landlord of electricity consumed in providing the heating, ventilation and air-conditioning service. Landlord shall also have the right to submeter or separately meter the Leased Premises at Tenant’s cost, and Tenant shall pay such utilities based on the submeter or separate meter.
(b)    If any lights, density of staff, machines or equipment used by Tenant in the Leased Premises materially affect the temperature otherwise maintained by the Building’s air-conditioning system or generate substantially more heat in the Leased Premises than that which would normally be generated by other tenants in the Building or by tenants in Comparable Buildings, then Landlord shall provide written notice to Tenant, with documentation that evidences that Tenant is responsible for the issue, in which case Tenant shall be afforded a reasonable opportunity to remedy such matter. If Tenant does not remedy such matter, Landlord shall have the right to install any machinery or equipment that Landlord considers reasonably necessary in order to restore the temperature balance between the Leased Premises and the rest of the Building, including, without limitation, equipment that modifies the Building’s air-conditioning system. All costs expended by Landlord to install any such machinery and equipment and any additional costs of operation and maintenance in connection therewith shall be borne by Tenant, who shall reimburse Landlord for the same as Additional Rent.

Section 6.03. Interruption of Services. Tenant acknowledges and agrees that any one or more of the utilities or other services identified in Sections 6.01 or 6.02 or otherwise hereunder may be interrupted by reason of accident, emergency or other causes beyond Landlord’s control, or may be discontinued or diminished temporarily by Landlord or other persons until certain repairs, alterations or improvements can be made (any, a “Service Interruption”). Landlord shall make diligent efforts to repair such Service Interruptions in a timely manner. In the event Landlord temporarily discontinues or diminishes any such services, it shall endeavor to provide twenty-four (24) hours’ prior notice of such intended action to Tenant. Except as provided below, Landlord shall not be liable in damages or otherwise for any Service Interruption and no Service Interruption shall entitle Tenant to terminate this Lease or withhold sums due hereunder. Notwithstanding anything to the contrary contained in this Lease, if, as a result of a Service Interruption which is not caused in whole or in part by Tenant or Tenant’s employees, guests, agents, contractors or subcontractors, Tenant’s use of all or a material portion of the Leased Premises is untenable (meaning that Tenant is unable to use, and actually does not use, such space in the normal course of its business for the Permitted Use) for more than five (5) consecutive business days (other than as necessary for business exigencies such as accessing documentation and materials, ensuring operation and/or protection of critical systems and equipment and securing confidential information and performing such functions as Tenant deems reasonably necessary for business continuity or to meet contractual obligations (collectively, “Business Exigencies”)), then Minimum Annual Rent shall abate proportionately with respect to the portion of the Leased Premises rendered untenantable on a per diem basis for each day after such five (5) business-day period during which such portion of the Leased Premises remains untenantable. Such abatement shall be Tenant’s sole remedy for Landlord’s failure to restore service as set forth above, and Tenant shall not be entitled to damages (consequential or otherwise) as a result thereof. Tenant’s abatement rights shall continue through the earlier of (i) the date the applicable condition is cured to an extent that Tenant’s use of all or a material portion of the Leased Premises is no longer materially, adversely affected or curtailed, or (ii) the date Tenant recommences occupancy of the Leased Premises (or the relevant portion thereof) for the conduct of business therein (other than Business Exigencies) or (iii) termination of this Lease. The foregoing provisions shall not apply in the event (a) the relevant circumstance or condition is the result of the wrongful acts or omissions of Tenant or Tenant’s employees, agents, subtenants or contractors, (b) Tenant is in Default under the terms of this Lease, or (c) the applicable Service Interruption is caused, in whole or in part by a Casualty.
ARTICLE 7 - REPAIRS, MAINTENANCE AND ALTERATIONS
Section 7.01. Repair and Maintenance of Building. Landlord shall make all necessary repairs and replacements to the roof, exterior walls (including glass), exterior doors, exterior windows, common corridors, elevators, utility, sprinkler service and electrical and plumbing lines and air conditioning and heating systems located outside the Leased Premises but which serve the Leased Premises on a non-exclusive basis, parking areas and other Common Areas, and Landlord shall keep the Building in a clean and neat condition and in good, first-class condition and repair. The cost of such repairs, replacements and maintenance shall be included in Operating Expenses to the extent provided in Section 3.02; provided however, to the extent any such repairs, replacements or maintenance are required because of the negligence, misuse or default of Tenant, its employees, agents, contractors, customers or invitees, or are made at the specific request of Tenant, Landlord shall make such repairs at Tenant’s sole expense, in which case Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in making such repair as Additional Rent within ten (10) days of Landlord’s delivery of applicable invoices therefor. In addition to the foregoing maintenance and repair obligations, Landlord shall repair any latent defects in workmanship or materials in the Building that adversely impact the Leased Premises or Tenant’s use thereof during the one (1) year period following the date the Commencement Date. Landlord agrees to promptly repair or replace any such latent defects during the foregoing one (1) year period provided Tenant gives Landlord written notice of such latent defect not later than the expiration of such one (1) year period.

Section 7.02. Repair and Maintenance of Leased Premises. Tenant shall keep and maintain the Leased Premises in good condition and repair, other than with respect to repairs that are Landlord’s responsibility pursuant to Section 7.01. If Tenant fails to perform such repair and maintenance obligations, beyond any applicable notice and cure periods, Landlord shall make such repairs or perform such maintenance at Tenant’s sole expense, in which case Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in making such repairs or performing such maintenance as Additional Rent within ten (10) days of Landlord’s delivery of applicable invoices therefor. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor coverings; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant; and (f) all alterations performed by Tenant. Tenant shall be solely responsible for any repair or replacement with respect to Tenant’s Property (as defined in Section 8.01 below) located in the Leased Premises, the Building or the Common Areas. Nothing in this Article 7 shall obligate Landlord or Tenant to repair normal wear and tear to any paint, wall covering or carpet in the Leased Premises.
Section 7.03. Alterations. Tenant shall not permit alterations in or to the Leased Premises unless and until Landlord has approved the plans therefor in writing, which consent shall not be unreasonably withheld, conditioned or delayed provided same are office standard alterations (in Landlord’s discretion); provided, however, that Tenant shall have the right to make alterations to the Leased Premises, without obtaining Landlord’s prior written consent provided that (a) such alterations do not exceed One Hundred Thousand and No/100 Dollars ($100,000.00) in cost in any one instance; (b) such alterations are non-structural and non-mechanical in nature and do not affect or adversely impact the Buildings HVAC, plumbing or life safety systems; (c) such alterations do not require a construction permit or other similar governmental approvals; (d) Tenant provides Landlord with prior written notice of its intention to make such alterations, stating in reasonable detail the nature, extent and estimated cost of such alterations, together with the plans and specifications for the same (if the alterations are of a type for which plans and specifications are generated), to the extent applicable, and (e) at Landlord’s option, if communicated to Tenant at the time Tenant notifies Landlord that Tenant wishes to make the alterations, Tenant must remove such alterations and restore the Leased Premises upon termination of this Lease. As a condition of such approval, Landlord may require Tenant to remove the alterations and restore the Leased Premises upon termination of this Lease; otherwise, all such alterations shall at Landlord’s option become a part of the realty and the property of Landlord and shall not be removed by Tenant. Notwithstanding anything contained herein to the contrary, Tenant shall have no obligation hereunder to remove the Tenant Improvements or any other alterations or improvements that have been made by Tenant with the express written consent of Landlord, unless, at the time of granting such consent, Landlord has expressly required the removal of any such proposed alterations or improvements as a condition to granting such consent. Tenant shall ensure that all alterations shall be made in accordance with all Applicable Laws, regulations and building codes, in a good and workmanlike manner and of quality equal to or better than the original construction of the Building. No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Leased Premises, and nothing in this Lease shall be construed to constitute Landlord’s consent to the creation of any lien. If any lien is filed against the Leased Premises for work claimed to have been done for or materials claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record within thirty (30) days after filing. Tenant shall indemnify Landlord from all costs, losses, expenses and attorneys’ fees in connection with any construction or alteration and any related lien. Tenant shall have the right to select its own general contractor, with Landlord’s approval, to perform all work on any future alterations to the Leased Premises.

Section 7.04. Supplemental Cooling and Fire Suppression. In the event Tenant installs and uses a supplemental HVAC system and related equipment to serve the Leased Premises in addition to the HVAC provided by Landlord under Section 6.02 above (the “Supplemental HVAC”), Tenant shall be responsible for all non-base Building costs related to any Supplemental HVAC or non-base building fire suppression systems for the Leased Premises. Tenant shall have the right to operate the Supplemental HVAC twenty-four (24) hours a day, seven (7) days a week. Tenant shall be solely responsible, at its cost and expense, for the maintenance, repair and replacement (if necessary) of any Supplemental HVAC. Tenant shall operate and maintain any Supplemental HVAC in accordance with all applicable federal, state and local laws and regulations. In no event shall any Supplemental HVAC exhaust into the Building plenum. Tenant shall also be responsible for the actual cost incurred by Landlord for the electricity and the water, if applicable, to operate any Supplemental HVAC. Upon expiration or earlier termination of the Lease, Tenant shall remove any Supplemental HVAC and repair any and all damage to the Leased Premises and/or the Building caused by such removal. It is expressly understood and agreed by Landlord and Tenant that (a) Tenant shall be entitled to install the Supplemental HVAC on the roof of the Building, (b) the plans for any such installation shall be approved by Landlord in writing prior to installation, (c) Tenant shall be solely responsible for the cost of any such installation, and (d) the installation of any Supplemental HVAC on the roof of the Building shall be further subject to the conditions contained in Section 16.19 below relating to the roof of the Building.
Section 7.05.Compliance with Law.
(a)    Existing Governmental Regulations. If any federal, state or local laws, ordinances, orders, rules, regulations or requirements (collectively, “Governmental Requirements”) in existence as of the Effective Date require an alteration or modification of the Leased Premises (a “Code Modification”) and such Code Modification (i) is not made necessary as a result of the specific use being made by Tenant of the Leased Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any office building comparable to the Building irrespective of the use thereof by any particular occupant), and (ii) is not made necessary as a result of any alteration of the Leased Premises by Tenant, such Code Modification shall be performed by Landlord, at Landlord’s sole cost and expense.
(b)    Governmental Regulations — Landlord Responsibility. If, as a result of one or more Governmental Requirements that are not in existence as of the Effective Date, it is necessary from time to time during the Lease Term, to perform a Code Modification to the Building or the Common Areas that (i) is not made necessary as a result of the specific use being made by Tenant of Leased Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any office building comparable to the Building irrespective of the use thereof by any particular occupant), and (ii) is not made necessary as a result of any alteration of the Leased Premises by Tenant, such Code Modification shall be performed by Landlord and the amortized cost thereof shall be included in Operating Expenses to the extent permitted under Section 3.02, without being subject to the cap on Controllable Operating Expenses described in Section 3.02 above.
(c)    Governmental Regulations — Tenant Responsibility. If, as a result of one or more Governmental Requirements, it is necessary from time to time during the Lease Term to perform a Code Modification to the Building or the Common Areas that is made necessary as a result of the specific use being made by Tenant of the Leased Premises (as distinguished from an alteration or improvement which would be required to be made by the owner of any office building comparable to the Building irrespective of the use thereof by any particular occupant) or as a result of any alteration of the Leased Premises by Tenant, such Code Modification shall be the sole and exclusive responsibility of Tenant in all respects; provided, however, that Tenant shall have the right to retract its request to perform a proposed alteration in the event that the performance of such alteration would trigger the requirement for a Code Modification.

ARTICLE 8 - INDEMNITY AND INSURANCE
Section 8.01. Release. All of Tenant’s trade fixtures, merchandise, inventory, special fire protection equipment, telecommunication and computer equipment, supplemental air conditioning equipment, kitchen equipment and all other personal property in or about the Leased Premises, the Building or the Common Areas, which is deemed to include the trade fixtures, merchandise, inventory and personal property of others located in or about the Leased Premises or Common Areas at the invitation, direction or acquiescence (express or implied) of Tenant (all of which property shall be referred to herein, collectively, as “Tenant’s Property”), shall be and remain at Tenant’s sole risk. Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord (and its affiliates, property managers and mortgagees) from, (a) any and all liability for theft or damage to Tenant’s Property, and (b) any and all liability for any injury to Tenant or its employees, agents, contractors, guests and invitees in or about the Leased Premises, the Building or the Common Areas, except to the extent of personal injury caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors or Landlord’s breach of this Lease. Nothing contained in this Section 8.01 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.01, the provisions of Section 8.06 shall prevail. This Section 8.01 shall survive the expiration or earlier termination of this Lease.
Section 8.02. Indemnification by Tenant. Tenant shall protect, defend, indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, shareholders, directors, agents, employees, licensees, invitees, representatives, property managers, mortgagees and contractors (collectively, “Landlord Related Parties”) of all tiers harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent (a) arising out of or relating to any act, omission, negligence, or willful misconduct of Tenant or Tenant’s agents, employees, contractors, customers or invitees in or about the Leased Premises, the Building or the Common Areas, (b) arising out of or relating to any of Tenant’s Property, or (c) arising out of any other act or occurrence within the Leased Premises, in all such cases except to the extent of personal injury caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors or Landlord’s breach of this Lease. Nothing contained in this Section 8.02 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.02, the provisions of Section 8.06 shall prevail. This Section 8.02 shall survive the expiration or earlier termination of this Lease.
Section 8.03. Indemnification by Landlord. Landlord shall protect, defend, indemnify and hold Tenant, its agents, employees and contractors of all tiers harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent arising out of or relating to any negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors or Landlord’s breach of this Lease. Nothing contained in this Section 8.03 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.03, the provisions of Section 8.06 shall prevail. This Section 8.03 shall survive the expiration or earlier termination of this Lease.
Section 8.04. Tenant’s Insurance.
(a)    During the Lease Term (and any period of early entry or occupancy or holding over by Tenant, if applicable), Tenant shall maintain the following types of insurance, in the amounts specified below:

(i)    Liability Insurance. Commercial General Liability Insurance, ISO Form CG 00 01, or its equivalent, covering Tenant’s use of the Leased Premises against claims for bodily injury or death or property damage, which insurance shall be primary and non-contributory and shall provide coverage on an occurrence basis with a per occurrence limit of not less than $5,000,000 for each policy year, which limit may be satisfied by any combination of primary and excess or umbrella per occurrence policies.
(ii)    Property Insurance. Special Form Insurance in the amount of the full replacement cost of Tenant’s Property (including, without limitation, alterations or additions performed by Tenant pursuant hereto, including those improvements, if any, made pursuant to Section 2.02 above), which insurance shall waive coinsurance limitations.
(iii)    Worker’s Compensation Insurance. Worker’s Compensation insurance in amounts required by Applicable Law; provided, if there is no statutory requirement for Tenant, Tenant shall still obtain Worker’s Compensation insurance coverage.
(iv)    Business Interruption Insurance. Business Interruption Insurance with limits not less than an amount equal to two (2) years rent hereunder with pandemic coverage as part of business interruption so long as such coverage is available at commercially reasonable rates. Notwithstanding the foregoing, Tenant may elect not to carry Business Interruption Insurance; provided, however, that in such event Tenant shall release Landlord from any and all liability arising during the Lease Term that would have been covered by such Business Interruption Insurance had Tenant elected to carry such coverage.
(v)    Automobile Insurance. Comprehensive Automobile Liability Insurance insuring bodily injury and property damage arising from all owned, non-owned and hired vehicles, if any, with minimum limits of liability of $1,000,000 combined single limit, per accident.
(b)    All insurance required to be carried by Tenant hereunder shall (i) be issued by one or more insurance companies reasonably acceptable to Landlord, licensed to do business in the State of North Carolina and having an AM Best’s rating of A IX or better, and (ii) provide that said insurance shall not be materially changed, canceled or permitted to lapse on less than thirty (30) days’ prior written notice to Landlord. In addition, Tenant shall name Landlord, Landlord’s managing agent, and any mortgagee requested by Landlord, as additional insureds under its commercial general liability, excess and umbrella policies (but only to the extent of the limits required hereunder). On or before the Commencement Date (or the date of any earlier entry or occupancy by Tenant), and thereafter, within seven (7) days prior to the expiration of each such policy, Tenant shall furnish Landlord with certificates of insurance in the form of ACORD 25 (or other evidence of insurance reasonably acceptable to Landlord), evidencing all required coverages, and that with the exception of Worker’s Compensation insurance, such insurance is primary and non-contributory. Upon Tenant’s receipt of a request from Landlord, Tenant shall provide Landlord with copies of all insurance policies, including all endorsements, evidencing the coverages required hereunder. If Tenant fails to carry such insurance and furnish Landlord with such certificates of insurance or copies of insurance policies (if applicable), Landlord may obtain such insurance on Tenant’s behalf and Tenant shall reimburse Landlord upon demand for the cost thereof as Additional Rent. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of similar buildings in the area to require similar sized tenants in similar businesses to carry insurance of such higher minimum amounts or of such different types.

(c)    Notwithstanding anything to the contrary contained herein, Tenant may self-insure with respect to the policies of insurance provided for in this Section 8.04, with the exception of Commercial General Liability Insurance, provided that (i) Tenant has in effect a program of “self-insurance” insuring Tenant as a named insured against such risk, which program complies with any and all Applicable Laws regarding self-insurance in the State of North Carolina, (ii) Landlord shall be reasonably satisfied as to the financial strength of Tenant as determined by the “tangible net worth” of Tenant, (iii) Tenant agrees upon Landlord’s reasonable request to provide Landlord with financial information reasonably sufficient to allow Landlord to evaluate Tenant’s tangible net worth and ability to meet the insurance criteria set forth in this Section 8.04 of the Lease, (iv) Tenant agrees to indemnify and hold harmless Landlord from and against any loss, cost, damage, expense (including reasonable attorneys’ fees and court costs), claim, cause of action or liability that Landlord may incur that would have been covered by the insurance policies replaced by the self-insurance, (v) such self-insurance shall not affect the non-liability of Landlord described in this Lease, and (vi) Landlord, Landlord’s managing agent and any mortgagee appears as additional covered parties on the Certificate of Coverage for liability under the self-insurance program for an amount consistent with the requirements set forth in this Section 8.04. Landlord shall have the benefits of such self-insurance to the same extent as if Tenant had otherwise obtained policies of insurance for the risks required to be insured under this Lease. For purposes hereof, “tangible net worth” is defined as the excess of the value of tangible assets (i.e., assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities. Tenant shall deliver to Landlord notice in writing of the required coverages which it is self-insuring setting forth the amount, limits and scope of the self-insurance with respect to each type of coverage self-insured. This provision is personal to ChannelAdvisor Corporation (“ChannelAdvisor”) and shall automatically terminate if all or any portion of this Lease is assigned by ChannelAdvisor unless such assignment is to a Permitted Transferee and ChannelAdvisor guarantees any insurance obligations that are self-insured by Tenant hereunder.
Section 8.05. Landlord’s Insurance. During the Lease Term, Landlord shall maintain the following types of insurance, in the amounts specified below (the cost of which shall be included in Operating Expenses):
(a)    Liability Insurance. Commercial General Liability Insurance, ISO Form CG 00 01, or its equivalent, covering the Common Areas against claims for bodily injury or death and property damage, which insurance shall be primary and non-contributory and shall provide coverage on an occurrence basis with a per occurrence limit of not less than $5,000,000 for each policy year, which limit may be satisfied by any combination of primary and excess or umbrella per occurrence policies.
(b)    Property Insurance. Special Form Insurance in the amount of the full replacement cost of the Building, but excluding the Tenant Improvements, Tenant’s Property and any other items required to be insured by Tenant pursuant to Section 8.04 above.
Section 8.06. Waiver of Subrogation. Notwithstanding anything contained in this Lease to the contrary, Landlord (and its affiliates, property managers and mortgagees) and Tenant (and its affiliates) hereby waive any rights each may have against the other on account of any loss of or damage to their respective property, the Leased Premises, its contents, or other portions of the Building or Common Areas arising from any risk which is required to be insured against by Sections 8.04(a)(ii), 8.04(a)(iii), and 8.05(b) above. The special form property insurance policies and worker’s compensation insurance policies maintained by Landlord and Tenant as provided in this Lease shall include an endorsement containing an express waiver of any rights of subrogation by the insurance company against Landlord and Tenant, as applicable.

ARTICLE 9 - CASUALTY
Section 9.01. Notice of Casualty. Tenant shall give prompt notice to Landlord if all or any portion of the Leased Premises becomes untenantable by fire or other casualty to the Leased Premises (collectively a “Casualty”). In the event of such Casualty, Landlord, by notice to Tenant within ninety (90) days after the date of such Casualty, shall have the right to terminate this Lease if: (1) the Leased Premises have been materially damaged and there is less than two (2) years of the Lease Term remaining on the date of the Casualty; (2) any mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building or Leased Premises occurs. If this Lease is so terminated, (a) the Lease Term shall expire upon the date set forth in Landlord’s notice, which shall not be less than thirty (30) days after such notice is given, and Tenant shall vacate the Leased Premises and surrender the same to Landlord no later than the date set forth in the notice, (b) Tenant’s liability for rent shall cease as of the date of the Casualty, (c) any prepaid rental amounts for any period after the date of the Casualty shall be refunded by Landlord to Tenant, and (d) Landlord shall be entitled to collect all insurance proceeds of policies held by Landlord or Tenant providing coverage for alterations and other improvements to the Leased Premises. Landlord shall retain such proceeds from Tenant’s insurance only to the extent that Landlord performed or paid for covered alterations and improvements, whether by contribution, offset or otherwise, and the balance of such proceeds, if any, shall be paid to Tenant.
Section 9.02. Restoration. If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Leased Premises and Common Areas to the condition of the Building described in Exhibit B-1 attached hereto and incorporated herein by reference (“Base Building Condition”). Tenant shall be responsible for constructing and installing the Tenant Improvements within the Leased Premises in accordance with this Exhibit B (i.e., excluding the Tenant Improvements or any alterations installed by Tenant pursuant to this Lease). Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Applicable Laws or any other modifications to the Common Areas deemed desirable by Landlord. In no event shall Landlord be required to spend more for the restoration than the proceeds received by Landlord (or that would have been received by Landlord had it carried the insurance required hereunder). Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant occasioned by damage by fire or other casualty or the repair thereof. Landlord will not carry insurance of any kind on Tenant’s Property, and shall not be obligated to restore or repair any damage to Tenant’s Property. Provided that Tenant is not then in default, during any period of time that all or a material portion of the Leased Premises is rendered untenantable as a result of a Casualty, rent shall abate for the portion of the Leased Premises that is untenantable and not used by Tenant. Landlord shall have the right to adapt the restoration of the Leased Premises as contemplated by this Section 9.02 to comply with Applicable Laws then in effect.

Section 9.03. Additional Termination Rights. In addition to Landlord’s rights under Section 9.01, if the Leased Premises are totally damaged or are rendered wholly untenantable, or if the Building is so damaged that in Landlord’s opinion, substantial alteration, demolition, or reconstruction of the Building is required (whether or not the Leased Premises are so damaged or rendered untenantable), then in either of such events, Landlord may, not later than ninety (90) days following the date of the damage, give Tenant a notice terminating this Lease. If this Lease is so terminated, (a) the Lease Term shall expire upon the date set forth in Landlord’s notice, which shall not be less than thirty (30) days after such notice is given, and Tenant shall vacate the Leased Premises and surrender the same to Landlord no later than the date set forth in the notice, (b) Tenant’s liability for rent shall cease as of the date of the damage, (c) any prepaid rent for any period after the date of the damage shall be refunded by Landlord to Tenant, and (d) Landlord shall be entitled to collect all insurance proceeds of policies held by Landlord or Tenant providing coverage for alterations and other improvements to the Leased Premises. Landlord shall retain such proceeds from Tenant’s insurance only to the extent that Landlord performed or paid for such alterations and improvements, whether by contribution, offset or otherwise, and the balance of such proceeds, if any, shall be paid to Tenant.
Section 9.04. Tenant Termination Rights. In the event of such Casualty, Landlord shall endeavor to provide Tenant written notice of its estimated time to complete any necessary repair and restoration to the Leased Premises and the Common Areas of the Building within ninety (90) days following such Casualty. In such case, Tenant, by written notice to Landlord within thirty (30) days after receipt of such notice (provided, such period shall be extended for any delays in Landlord’s delivery of the repair and restoration estimate), shall have the right to terminate this Lease by written notice to Landlord if: (1) the Leased Premises have been materially damaged and there is less than two (2) years of the Lease Term remaining on the date of the Casualty; or (2) the Leased Premises are totally damaged or are rendered wholly untenantable, and Landlord’s estimated time to complete the repair and restoration of the Leased Premises and Common Areas is longer than two hundred ten (210) days from the date of such Casualty. In addition, Tenant, by written notice to Landlord prior to the date that Landlord actually completes the repair and restoration of the Leased Premises and Common Areas of the Building to an extent that same are tenantable by Tenant, shall have the right to terminate this Lease by written notice to Landlord if such repair and restoration is not completed within one hundred eighty (180) days following the date Landlord delivers its repair and restoration estimate (provided, such period shall be extended for any delays incurred due to Force Majeure Matters). If this Lease is so terminated, (a) the Lease Term shall expire upon the date set forth in Tenant’s notice, which shall not be less than thirty (30) days after such notice is given, and Tenant shall vacate the Leased Premises and surrender the same to Landlord no later than the date set forth in the notice, (b) Tenant’s liability for Rent shall cease as of the date of the Casualty, (c) any prepaid rental amounts for any period after the date of the Casualty shall be refunded by Landlord to Tenant, and (d) Landlord shall be entitled to collect all insurance proceeds of policies held by Landlord or Tenant providing coverage for alterations and other improvements to the Leased Premises. Landlord shall retain such proceeds from Tenant’s insurance only to the extent that Landlord performed or paid for covered alterations and improvements, whether by contribution, offset or otherwise, and the balance of such proceeds, if any, shall be paid to Tenant.

ARTICLE 10 - EMINENT DOMAIN
If all or any substantial part of the Building or Common Areas shall be acquired by the exercise of eminent domain, Landlord may terminate this Lease by giving written notice to Tenant on or before the date possession thereof is so taken. If all or any part of the Leased Premises shall be acquired by the exercise of eminent domain so that the Leased Premises shall become impractical for Tenant to use for the Permitted Use, Tenant may terminate this Lease by giving written notice to Landlord as of the date possession thereof is so taken. All damages awarded shall belong to Landlord; provided, however, that Tenant may assert a separate claim for dislocation damages if such amount is not subtracted from Landlord’s award.
ARTICLE 11 - ASSIGNMENT AND SUBLEASE
Section 11.01. Assignment and Sublease.
(a)    Tenant shall not assign this Lease or sublet the Leased Premises in whole or in part without Landlord’s prior written consent (and which approval shall be deemed given if Landlord does not initially respond to Tenant’s request within ten (10) business days, and such failure continues for an additional ten (10) days following receipt of a second notice from Tenant). In the event of any permitted assignment or subletting, Tenant shall remain primarily liable hereunder. Any extension, expansion, rights of first offer, rights of first refusal or other options granted to Tenant under this Lease shall be rendered void and of no further force or effect except as may be otherwise specifically set forth in this Lease to the contrary. The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Leased Premises. Any assignment or sublease consented to by Landlord shall not relieve Tenant (or its assignee) from obtaining Landlord’s consent to any subsequent assignment or sublease.
(b)    Landlord’s consent shall not be unreasonably withheld, conditioned or delayed. By way of example and not limitation, Landlord shall be deemed to have reasonably withheld consent to a proposed assignment or sublease if in Landlord’s opinion (i) the Leased Premises are or are likely to be in any way materially adversely affected; (ii) the business reputation of the proposed assignee or subtenant is not in keeping with the first-class nature of the Building; (iii) the financial worth of the proposed assignee is insufficient to meet the obligations hereunder; or (iv) the prospective assignee or subtenant is a governmental entity or is a current tenant in any building located within the Park that is then owned by Landlord or an affiliate of Landlord or is a bona-fide third party prospective tenant with respect to the Building or another building within the Park owned by Landlord or an affiliate of Landlord in which Landlord (or its affiliate) has comparable space available to meet the needs of the applicable prospective tenant, and from whom Landlord or an affiliate of Landlord has received a proposal or submitted a proposal to within one-hundred and eighty (180) days of the date of Tenant’s request to assign or sublease. Landlord further expressly reserves the right to refuse to give its consent to any subletting if the proposed rent is publicly advertised to be less than the then current rent for similar premises in the Building. If Landlord refuses to give its consent to any (i) proposed assignment or (ii) subletting for all or substantially all of the remaining term or for more than fifty percent (50%) of the Leased Premises, Landlord may, at its option, within thirty (30) days after receiving a request to consent, terminate this Lease (which termination, if in connection with a sublease shall apply only to the portion of the Leased Premises subject to such sublease) by giving Tenant thirty (30) days prior written notice of such termination, whereupon each party shall be released from all further obligations and liability hereunder, except those which expressly survive the termination of this Lease.

(c)    If Tenant shall make any assignment or sublease (other than to a Permitted Transferee), with Landlord’s consent, for a rental in excess of the rent payable under this Lease, Tenant shall pay to Landlord fifty percent (50%) of any excess net rental (after deducting actual and reasonable expenses incurred by Tenant in entering into any such assignment or sublease) upon receipt. Tenant agrees to pay Landlord $1,500.00 upon demand by Landlord for reasonable accounting and attorneys’ fees incurred in conjunction with the processing and documentation of any requested assignment, subletting or any other hypothecation of this Lease or Tenant’s interest in and to the Leased Premises as consideration for Landlord’s consent.
Permitted Transfer. Notwithstanding anything to the contrary contained in Section 11.01 above, Tenant shall have the right, without Landlord’s consent, but upon notice to Landlord given within ten (10) days of the earlier to occur of consummation of the transaction or when such notice would otherwise be permissible under law and the documents pursuant to which the transaction is being consummated, to (a) sublet all or part of the Leased Premises to any related corporation or other entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; (b) assign all or any part of this Lease to any related corporation or other entity which controls Tenant, is controlled by Tenant, or is under common control with Tenant, or to a successor entity into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant’s assets or property; or (c) effectuate any public offering of Tenant’s stock on the New York Stock Exchange or in the NASDAQ over the counter market; provided, however, that in the event of a transfer pursuant to clause (a) or (b), after such transaction the Tenant’s tangible net worth is not less than $50,000,000; and provided further that such successor entity assumes all of the obligations and liabilities of Tenant (any such entity is hereinafter referred to as a “Permitted Transferee”; and any transfer to a Permitted Transferee is hereinafter referred to as a “Permitted Transfer”). For the purpose of this Article 11 (i) “control” shall mean voting control — via legal, beneficial or equitable ownership; a voting agreement; or otherwise — of securities of (or other interest in) the organization having at least fifty-one percent (51%) of the ownership and voting power of the organization’s board of directors or comparable governing body and (ii) “tangible net worth” shall mean the excess of the value of tangible assets (i.e., assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities. Any such transfer shall not relieve Tenant of its obligations under this Lease. Nothing in this paragraph is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute a Default hereunder. A change in control of Tenant resulting from a merger, consolidation, or a transfer of partnership or membership interests, a stock transfer, or any sale of substantially all of the assets of Tenant shall be deemed a Permitted Transfer if after any such transaction the tangible net worth of Tenant is not less than $50,000,000. Any change of control of Tenant that does not meet the requirements set forth herein shall be deemed an assignment or transfer that requires Landlord’s prior written consent pursuant to Section 11.01 above.
ARTICLE 12 - TRANSFERS BY LANDLORD
Section 12.01. Sale of the Building. Landlord shall have the right to sell the Building at any time during the Lease Term, subject only to the rights of Tenant hereunder; and such sale shall operate to release Landlord from liability hereunder with respect to obligations arising from and after the date of such conveyance.

Section 12.02. Estoppel Certificate. Within fifteen (15) days following receipt of a written request from Landlord, but not more than one (1) time per year, other than in connection with a sale or financing or other capital event, Tenant shall execute and deliver to Landlord, without cost to Landlord, an estoppel certificate in such form as Landlord may reasonably request certifying (a) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (b) the date to which rent has been paid, (c) that there are not, to Tenant’s knowledge, any uncured defaults or specifying such defaults if any are claimed, and (d) any other matters or state of facts reasonably required respecting the Lease. Such estoppel may be relied upon by Landlord and by any purchaser or mortgagee of the Building.
Section 12.03. Subordination. This Lease is and shall be expressly subject and subordinate at all times to the lien of any present or future mortgage or deed of trust encumbering fee title to the Leased Premises. If any such mortgage or deed of trust be foreclosed, upon request of the mortgagee or beneficiary, as the case may be, Tenant will attorn to the purchaser at the foreclosure sale. The foregoing provisions are declared to be self-operative and no further instruments shall be required to effect such subordination and/or attornment; provided, however, that subordination of this Lease to any present or future mortgage or trust deed shall be conditioned upon the mortgagee, beneficiary, or purchaser at foreclosure, as the case may be, agreeing that Tenant’s occupancy of the Leased Premises and other rights under this Lease shall not be disturbed by reason of the foreclosure of such mortgage or trust deed, as the case may be, so long as Tenant is not in default under this Lease. Within fifteen (15) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, any instrument that Landlord deems reasonably necessary or desirable to confirm the subordination of this Lease. Prior to or promptly following the execution of this Lease, Landlord shall use commercially reasonable efforts to cause the current mortgagee relative to the Leased Premises to execute and deliver a subordination, non-disturbance and attornment agreement (“SNDA”) in the form attached hereto as Exhibit G; provided, however, Tenant shall be responsible, at Tenant’s expense, for recording such SNDA in the appropriate real estate records and, if requested by Landlord, terminating such SNDA of record upon the expiration or earlier termination of this Lease.
ARTICLE 13 - DEFAULT AND REMEDY
Section 13.01. Default. The occurrence of any of the following shall be a “Default”:
(a)    Tenant fails to pay any Monthly Rental Installments or Additional Rent within five (5) days after the same is due (meaning that Tenant would not be in Default provided Landlord has received any particular Monthly Rental Installment or Additional Rent on the sixth (6th) day after such payment is due). Notwithstanding the foregoing, Landlord shall provide Tenant with a written courtesy notice of such delinquency and Tenant shall have an additional five (5) days to cure such Default; provided, however, that Landlord shall not be required to give such courtesy notice more than two (2) times in any consecutive twelve (12) month period.
(b)    Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and thereafter diligently completes the required action within a reasonable time.
(c)    Reserved.
(d)    Tenant shall assign or sublet all or a portion of the Leased Premises in contravention of the provisions of Article 11 of this Lease.

(e)    All or substantially all of Tenant’s assets in the Leased Premises or Tenant’s interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within sixty (60) days thereafter); Tenant is insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; or, dissolution or other termination of Tenant’s corporate charter if Tenant is a corporation.
Section 13.02. Remedies. Upon the occurrence of any Default, Landlord shall have the following rights and remedies, in addition to those stated elsewhere in this Lease and those allowed by law or in equity, any one or more of which may be exercised without further notice to Tenant:
(a)    Landlord may re-enter the Leased Premises and cure any Default of Tenant, and Tenant shall reimburse Landlord as Additional Rent for any costs and expenses that Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage that Tenant may sustain by reason of Landlord’s action.
(b)    Landlord may terminate this Lease by giving Tenant notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination and all rights of Tenant under this Lease and in and to the Leased Premises shall terminate. Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination, and Tenant shall surrender the Leased Premises to Landlord on the date specified in such notice. Furthermore, Tenant shall be liable to Landlord for the unamortized balance of any leasehold improvement allowance and brokerage fees paid in connection with the Lease.
(c)    Without terminating this Lease, Landlord may terminate Tenant’s right to possession of the Leased Premises, and thereafter, neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Leased Premises. In such event, Tenant shall immediately surrender the Leased Premises to Landlord, and Landlord may re-enter the Leased Premises and dispossess Tenant and any other occupants of the Leased Premises by any lawful means and may remove their effects, without prejudice to any other remedy that Landlord may have. Upon termination of possession, Landlord may re-let all or any part of the Leased Premises as the agent of Tenant for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall be immediately obligated to pay to Landlord an amount equal to (i) the excess, if any, discounted at the Prime Rate, of the rent provided for herein less the rent provided for in any lease covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the Lease Term had this Lease not been terminated (said period being referred to herein as the “Remaining Term”), (ii) the costs of recovering possession of the Leased Premises and all other expenses, loss or damage incurred by Landlord by reason of Tenant’s Default (“Default Damages”), which shall include, without limitation, expenses of preparing the Leased Premises for re-letting, demolition, repairs, tenant finish improvements, brokers’ commissions and attorneys’ fees, and (iii) all unpaid Minimum Annual Rent and Additional Rent that accrued prior to the date of termination of possession, plus any interest and late fees due hereunder (the “Prior Obligations”). Neither the filing of any dispossessory proceeding nor an eviction of personalty in the Leased Premises shall be deemed to terminate the Lease.

(d)    Landlord may terminate this Lease and recover from Tenant all damages Landlord may incur by reason of Tenant’s default, including, without limitation, an amount which, at the date of such termination is equal to the sum of the following: (i) the value of the excess, if any, discounted at the Prime Rate, of (A) the Minimum Annual Rent, Additional Rent and all other sums that would have been payable hereunder by Tenant for the Remaining Term, less (B) the aggregate reasonable rental value of the Leased Premises for the Remaining Term, as determined by a real estate broker licensed in the State of North Carolina who has at least ten (10) years of experience, (ii) all of Landlord’s Default Damages, and (iii) all Prior Obligations. Landlord and Tenant acknowledge and agree that the payment of the amount set forth in clause (i) above shall not be deemed a penalty, but shall merely constitute payment of liquidated damages, it being understood that actual damages to Landlord are extremely difficult, if not impossible, to ascertain. It is expressly agreed and understood that all of Tenant’s liabilities and obligations set forth in this subsection (d) shall survive termination.
(e)    With or without terminating this Lease, declare immediately due and payable the sum of the following: (i) the present value, discounted at the Prime Rate, of all Minimum Annual Rent and Additional Rent due and coming due under this Lease for the entire Remaining Term (as if by the terms of this Lease they were payable in advance), (ii) all Default Damages, and (iii) all Prior Obligations, whereupon Tenant shall be obligated to pay the same to Landlord; provided, however, that such payment shall not be deemed a penalty or liquidated damages, but shall merely constitute payment in advance of all Minimum Annual Rent and Additional Rent payable hereunder throughout the Remaining Term, and provided further, however, that upon Landlord receiving such payment, Tenant shall be entitled to receive from Landlord all rents received by Landlord from other assignees, tenants and subtenants on account of said Leased Premises during the Remaining Term (but only to the extent that the monies to which Tenant shall so become entitled do not exceed the entire amount actually paid by Tenant to Landlord pursuant to this subsection (e)), less all Default Damages of Landlord incurred but not yet reimbursed by Tenant.
(f)    Landlord may sue for injunctive relief or to recover damages for any loss resulting from the Default, provided however, in no event, however, shall Tenant be liable to Landlord for any consequential damages (except as expressly provided herein) or punitive damages.
(g)    If Landlord has terminated this Lease or Tenant’s right to possession, Landlord agrees to use commercially reasonable efforts to mitigate its damages. Landlord shall be required only to use reasonable efforts to mitigate, which shall not exceed such efforts as Landlord generally uses to lease other space in the Building. Landlord will not be deemed to have failed to mitigate if Landlord leases any other portions of the Building before reletting all or any portion of the Leased Premises. Landlord shall not be deemed to have failed to mitigate if it incurs Default Damages.

Section 13.03. Landlord’s Default and Tenant’s Remedies.
(a)    Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same within a reasonable time period. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due. In no event, however, shall Landlord be liable to Tenant for any consequential or punitive damages. Tenant acknowledges and agrees that this Lease will not be impacted in the event of external changes that make Tenant’s business less profitable or more difficult.
(b)    Notwithstanding any contrary term or provision in this Lease, if (i) any circumstance or condition exists under this Lease which will, if not cured by Landlord within the applicable period afforded to Landlord under this Lease, constitute a default of Landlord hereunder (a “Landlord Default Condition”), (ii) Landlord has not begun and pursued with reasonable diligence the cure of such Landlord Default Condition within thirty (30) days (“Landlord’s Cure Period”) of receipt by Landlord and each Landlord mortgagee of written notice from Tenant of the relevant Landlord Default Condition (provided, however, if the cure of any such Landlord Default Condition cannot reasonably be completed within such thirty (30) day period but such Landlord Default Condition is curable and Landlord diligently commences the cure of such matter within the thirty (30) day period, Landlord’s Cure Period shall be extended as may be reasonably required (but in no event more than an additional thirty (30) days) to allow Landlord to complete the cure of such matter, so long as Landlord continues to diligently prosecute such cure to completion during such additional period), (iii) such Landlord Default Condition renders all or a material portion of the Leased Premises untenantable for the conduct of Tenant’s business therein and Tenant ceases to use the relevant portion(s) of the Leased Premises, (iv) such default is not the result of a Force Majeure Matter or any acts or omissions of Tenant or any employee, officer, contractor, agent or affiliate of Tenant, and following the expiration of Landlord’s Cure Period, Tenant delivers notice to Landlord and each mortgagee of Tenant’s intent to pursue its self-help remedies under this Section 13.03 the following terms and provisions shall be applicable:

(i)    Without waiving or releasing Landlord from any obligation hereunder, Tenant may (but is under no obligation to) take reasonable action to cure the Landlord Default Condition; and if Tenant elects to take action to cure the Landlord Default Condition, the applicable time period allowed for Landlord to cure such Landlord Default Condition under Section 13.03 herein shall be “tolled” for the period of time that Tenant is attempting to cure such Landlord Default Condition. Provided, however, and notwithstanding the foregoing or any other term or provision herein to the contrary: (i) Tenant must undertake any such curative action in good faith. An example of Tenant failing to act in good faith would be undertaking an action that Tenant knows will not mitigate, cure or correct the Landlord Default Condition; (ii) if Tenant’s proposed curative action will affect the Building’s electrical, plumbing, HVAC or mechanical system or any structural component of the Building, Tenant shall use Landlord’s applicable Building contractor for such system or component, unless such contractor is unwilling or unable to perform such work or is substantially more costly than another qualified contractor, in which event Tenant may utilize the services of another qualified, licensed and insured contractor (subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed); (iii) all work undertaken by Tenant to cure the Landlord Default Condition must be completed in a good and workmanlike manner and in accordance with all applicable statutes, laws, ordinances, rules and regulations; (iv) in connection with any curative action taken by Tenant, Tenant shall use commercially-reasonable efforts to minimize interference with the rights of other tenants to use their respective premises in the Building.
(ii)    If Tenant incurs expenses in attempting to cure a Landlord Default Condition pursuant to this Section 13.03(b), Landlord shall reimburse Tenant for the costs so incurred. Such costs must be reasonably documented and copies of such documentation must be delivered to Landlord with the above-referenced written demand for reimbursement. If Landlord fails to reimburse Tenant or give Tenant notice of objection to such reimbursement within sixty (60) days of said notice and Tenant sends Landlord an additional written notice advising Landlord of such failure, Tenant shall have the right to offset said reimbursement from no more than twenty percent (20%) of Monthly Rental Installments payable by Tenant to Landlord until Tenant is fully reimbursed. In no event, however, shall Landlord be liable to Tenant for any consequential or punitive damages.
Section 13.04. Limitation of Landlord’s Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO LANDLORD’S (AND ANY SUCCESSOR TO LANDLORD) INTEREST IN THE BUILDING. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE BUILDING FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

Section 13.05. Nonwaiver of Defaults. Neither party’s failure nor delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord’s receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord.
Section 13.06. Attorneys’ Fees. If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for reasonable attorneys’ fees incurred in connection therewith. In addition, if a monetary Default shall occur and Landlord engages outside counsel to exercise its remedies hereunder, and then Tenant cures such monetary Default, Tenant shall pay to Landlord, on demand, all expenses incurred by Landlord as a result thereof, including reasonable attorneys’ fees, court costs and expenses actually incurred.
Section 13.07. Waiver of Landlord’s Lien. Landlord does hereby agree to waive any statutory lien on Tenant’s Property granted to Landlord that is secured by Tenant’s trade fixtures, equipment, inventory or other personal property located at the Leased Premises.
ARTICLE 14 - LANDLORD’S RIGHT TO RELOCATE TENANT
Landlord shall have no right to relocate Tenant for any reason.
ARTICLE 15 -TENANT’S RESPONSIBILITY REGARDING
ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES
Section 15.01. Environmental Definitions.
(a)    “Environmental Laws” shall mean all present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Leased Premises, and the rules and regulations of the Federal Environmental Protection Agency and any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Leased Premises.
(b)    “Hazardous Substances” shall mean those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances” “solid waste” or “infectious waste” under Environmental Laws and petroleum products.
Section 15.02. Restrictions on Tenant. Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws.

Section 15.03. Notices, Affidavits, Etc. Tenant shall immediately (a) notify Landlord of (i) any violation by Tenant, its employees, agents, representatives, customers, invitees or contractors of any Environmental Laws on, under or about the Leased Premises, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Leased Premises, and (b) deliver to Landlord any notice received by Tenant relating to (a)(i) and (a)(ii) above from any source. Tenant shall execute affidavits, representations and the like within five (5) days of Landlord’s request therefor concerning Tenant’s best knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Leased Premises.
Section 15.04. Tenant’s Indemnification. Tenant shall indemnify Landlord and Landlord’s managing agent from any and all claims, losses, liabilities, costs, expenses and damages, including attorneys’ fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under this Article 15. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.
Section 15.05. Existing Conditions. Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, in, on, under or in connection with the Leased Premises prior to the Commencement Date of this Lease (or any earlier occupancy of the Leased Premises by Tenant) except to the extent Tenant exacerbates the same.
Section 15.06. Landlord Requirements. Landlord shall comply with all laws applicable to Hazardous Substances. Landlord represents and warrants to Tenant that, to the best of Landlord’s actual knowledge, Landlord has received no notice of any Hazardous Substances located in the Building or the land on which it is situated (the “Land”) in violation of applicable Environmental Laws. Other than Hazardous Substances which are Tenant’s responsibility, as described above, if any Hazardous Substances are discovered on the Land or in the Building, Landlord shall be obligated to remove, or cause to be removed, such Hazardous Substances to the extent required by applicable Environmental Laws at Landlord’s cost but included in Operating Expenses unless such Hazardous Substances were introduced to the Land or the Building as a result of Landlord’s gross negligence or intentional misconduct, in which event the costs Landlord incurs to remove such Hazardous Substance shall not be included in Operating Expenses.
ARTICLE 16 -MISCELLANEOUS
Section 16.01. Benefit of Landlord and Tenant. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.
Section 16.02. Governing Law. This Lease shall be governed in accordance with the laws of the State of North Carolina.
Section 16.03. Force Majeure. Landlord and Tenant (except with respect to the payment of any monetary obligation) shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by causes beyond its control, including but not limited to work stoppages, boycotts, slowdowns or strikes; civil disorder; shortages of materials, equipment, labor or energy; epidemic, pandemic or other public health crisis, including without limitation, COVID-19; unusual weather conditions; or acts or omissions of governmental or political bodies (collectively, “Force Majeure Matters”); provided notice of any claimed delays due to Force Majeure Matters is provided within thirty (30) days of the date the party claiming delay first becomes aware of the event giving rise to such claim.

Section 16.04. Examination of Lease. Submission of this instrument by Landlord to Tenant for examination or signature does not constitute an offer by Landlord to lease the Leased Premises. This Lease shall become effective, if at all, only upon the execution by and delivery to both Landlord and Tenant.
Section 16.05. Indemnification for Leasing Commissions. The parties hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Lease are the Brokers and that no other party is entitled, as a result of the actions of the respective party, to a commission or other fee resulting from the execution of this Lease. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto. Landlord shall pay the commission due Brokers based on this Lease pursuant to separate agreements between Landlord and Brokers.
Section 16.06. Notices. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or by overnight courier or mailed by certified mail, postage prepaid, to the party who is to receive such notice at the address specified in Section 1.01(l). If sent by overnight courier, the notice shall be deemed to have been given one (1) day after sending. If mailed, the notice shall be deemed to have been given on the date that is three (3) business days following mailing. Either party may change its address by giving written notice thereof to the other party.
Section 16.07. Partial Invalidity; Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.
Section 16.08. Financial Statements.
(a)    During the Lease Term and any extensions thereof, Tenant shall provide to Landlord, on an annual basis within sixty (60) days following the end of Tenant’s fiscal year and upon Landlord’s written request therefor (such requests shall not be made more than one (1) time in any calendar year, unless in connection with a sale or financing transaction relative to the Building or any interest of Landlord therein), a copy of Tenant’s most recent financial statements prepared as of the end of Tenant’s fiscal year. Such financial statements shall be signed by Tenant or an officer of Tenant, if applicable, who shall attest to the truth and accuracy of the information set forth in such statements, or if the Minimum Annual Rent hereunder exceeds $100,000.00, said statements shall be certified and audited. All financial statements provided by Tenant to Landlord hereunder shall be prepared in conformity with generally accepted accounting principles, consistently applied. Landlord agrees that it shall maintain the confidentiality of such financial statements during the Lease Term; provided, however, Landlord may disclose the contents of the financial statements to (a) officers and employees of Landlord and those agents, attorneys and consultants of Landlord reasonably requiring access, (b) actual or prospective lenders, purchasers, investors or shareholders of Landlord, (c) any entity or agency required by law, or (d) any entity or agency which is reasonably necessary to protect Landlord’s interest in any action, suit or proceeding brought by or against Landlord and relating to the subject matter of this Lease.
(b)    Notwithstanding the foregoing, Tenant shall not be required to deliver any financial information required by Section 16.08, so long as the Tenant hereunder is a publicly-traded company and such financial information is available to Landlord through readily available public service.

Section 16.09.Representations and Warranties.
(a)    Tenant hereby represents and warrants that (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Tenant is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms.
(b)    Landlord hereby represents and warrants that (i) Landlord is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Landlord is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Landlord has been properly authorized to do so, and such execution and delivery shall bind Landlord to its terms.
Section 16.10. Signage. Landlord, at its cost and expense, shall provide Tenant with Building standard signage on the main Building directory and at the entrance to the Leased Premises. Any changes requested by Tenant to the initial directory or suite signage shall be made at Tenant’s sole cost and expense and shall be subject to Landlord’s approval. Landlord may install such other signs, advertisements, notices or tenant identification information on the Building directory, tenant access doors or other areas of the Building, as it shall deem necessary or proper. Tenant shall not place any exterior signs on the Leased Premises or interior signs visible from the exterior of the Leased Premises without the prior written consent of Landlord. Notwithstanding any other provision of this Lease to the contrary, Landlord may immediately remove any sign(s) placed by Tenant in violation of this Section 16.10.
Following the Effective Date, Landlord agrees to file an application with the Town of Morrisville pursuant to the Town of Morrisville Unified Development Ordinance for a variance that would permit Landlord to install a second (2nd) monument sign on the Land with Tenant’s name and logo (the “Second Monument Sign”) and to use commercially reasonable efforts to pursue such variance from the Town of Morrisville with the goal to obtain approval of the variance and install the Second Monument Sign on or before the Commencement Date. If the Town of Morrisville grants such variance, Landlord shall, at Landlord’s cost and expense, construct, design and install the Second Monument Sign and install Tenant’s name and logo on the Second Monument Sign in size and font reasonably acceptable to Tenant. If the Town of Morrisville denies the variance or places commercially unreasonable conditions on the approval of same in Landlord’s discretion, then in lieu of Landlord’s obligation to pursue the Second Monument Sign, Landlord shall promptly install Tenant’s name (of the same size and font of other tenants of the Building) on the existing monument sign currently located on the Land (the “Alternate Monument Sign”) at Landlord’s cost and expense.
If at any time during the Lease Term (a) Relias Learning LLC relinquishes or otherwise loses its right to prevent additional signage on the exterior of the Building (the “Relias Façade Signage”) and (b) Applicable Laws permit the installation of signage on the exterior of the Building in addition to the Relias Façade Signage (or if the Relias Façade Signage is no longer present on the exterior of the Building, in lieu of such signage), then Tenant, at its sole cost and expense, may install Tenant’s name and logo in a mutually agreeable location on the exterior of the Building (the “Façade Sign”). In addition, Tenant, at its cost and expense, shall be entitled to install signage in any elevator lobby of a full floor of the Building that Tenant leases hereunder (the “Elevator Sign”).

The Façade Sign, Elevator Sign, the Second Monument Sign or Alternate Monument Sign (collectively, “Tenant’s Signage”) shall all be installed in accordance with the standard criteria for the Building and Perimeter Park, all Applicable Laws and all ordinances and regulations applicable to the Building and shall be subject to Landlord’s prior written approval as to its location; size; configuration; lettering; content; materials; if Landlord is responsible for the same, cost (relative to the panel containing Tenant’s name on the Second Monument Sign or Alternate Monument Sign, as applicable); and method of attachment. Upon the expiration or earlier termination of the Lease Term, Tenant shall be required, at Tenant’s expense, to remove Tenant’s Signage. Tenant shall not be entitled to grant or assign to any third party (other than a Permitted Transferee of Tenant’s rights under this Lease) the right to install Tenant’s Signage without Landlord’s prior written consent (which consent may be granted or withheld in Landlord’s discretion). Tenant shall maintain, at Tenant’s sole cost and expense, all Tenant’s Signage in a first class manner and condition at all times during the term of the Lease.
Section 16.11. Parking. Tenant shall be entitled to the non-exclusive use of the parking spaces designated for the Building by Landlord. Tenant agrees (i) not to overburden the parking facilities, (ii) to cooperate with Landlord and other tenants in the use of the parking facilities and (iii) that, notwithstanding the immediately preceding grammatical sentence, Tenant and Tenant’s guests and invitees shall not, at any given time, be entitled to use more than four and one-half (4.5) parking spaces for each one thousand (1,000) square feet of Rentable Area of the Leased Premises. As part of Tenant’s parking allotment, Tenant’s employees shall have the right to use, in common with other tenants of the Building on a first-come first-served basis, not less than four (4) electric vehicle charging stations installed by Landlord from time to time to serve tenants of the Building. In the event Tenant is determined to be overburdening the parking facilities, Landlord shall be entitled (but not required) to monitor or restrict use of the parking facilities at Tenant’s expense. There will be no assigned parking unless Landlord, in its sole discretion, deems such assigned parking advisable. No vehicle may be repaired or serviced in the parking area and any vehicle brought into the parking area by Tenant, or any of Tenant’s employees, contractors or invitees, and deemed abandoned by Landlord will be towed and all costs thereof shall be borne by the Tenant. All driveways, ingress and egress, and all parking spaces are for the joint use of all tenants. There shall be no parking permitted on any of the streets or roadways located within the Park. In addition, Tenant agrees that its employees will not park in the spaces designated visitor parking.
Section 16.12. Memorandum. This Lease shall not be recorded, but in connection with Tenant’s execution of the Letter of Understanding, Landlord shall complete that memorandum of lease attached hereto as Exhibit F (the “Memorandum”) and shall cause the Memorandum to be executed and delivered to Tenant for recording. Landlord agrees that Tenant may cause the Memorandum to be recorded at Tenant’s expense.
Section 16.13. Time. Time is of the essence of each term and provision of this Lease.
Section 16.14. Patriot Act. Each of Landlord and Tenant, each as to itself; hereby represents its compliance and its agreement to continue to comply with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including, without limitation, Executive Order 13224 (the “Executive Order”). Each of Landlord and Tenant further represents (such representation to be true throughout the Lease Term) (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department’s Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business. As of the Effective Date, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac. The provisions of this Section 16.14 shall survive the expiration or earlier termination of this Lease.

Section 16.15. Confidentiality. Landlord and Tenant agree, on behalf of themselves and their respective employees, agents, contractors, consultants, partners, affiliates, assignees and subtenants, not to disclose the terms of this Lease to any third party except (i) legal counsel to such party, (ii) as to Tenant, any assignee of Tenant’s interest in this Lease or any subtenant of Tenant relative to the Leased Premises (or any portion thereof), (iii) any actual or proposed purchaser, investor or mortgagee or their brokers and other agents, (iv) as required by Applicable Law or by subpoena or other similar legal process, (v) for financial reporting purposes (including without limitation, the preparation of financial statements) or as otherwise reasonably required for the operation of business or (vi) with respect to matters set forth in the Memorandum of Lease.
Section 16.16. Relocation Reimbursement. In addition to the other allowances granted herein, following the Rent Commencement Date, Landlord shall reimburse Tenant in an amount not to exceed One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) for documented and reasonable third party costs incurred by Tenant in relocating to the Leased Premises at the start of the Lease Term and preparing the same for Tenant’s occupancy (collectively, “Relocation Costs”) within thirty (30) days following Landlord’s receipt of a written request for reimbursement accompanied by paid invoices evidencing such Relocation Costs. In the event Tenant fails to submit to Landlord a written request for reimbursement of Relocation Costs accompanied by paid invoices evidencing such costs as required by this Section 16.16 prior to the date that is twelve (12) months following the Rent Commencement Date, then Tenant shall be deemed to have waived any right to be reimbursed for Relocation Costs pursuant to this Section 16.16 and in such event, and as of such date, this Section 16.16 shall be deemed null and void and of no further force and effect.
Section 16.17. Option to Renew.
(a)     Provided that (i) this Lease is in full force and effect as of the date of the Renewal Notice (as defined below) and as of the then scheduled expiration of the Lease Term; (ii) Tenant is not then in Default under this Lease as of the dates referred to in clause (i) above; and (iii) Tenant has not sublet nor assigned (except pursuant to a Permitted Transfer) more than fifty percent (50%) of the Rentable Area of the Leased Premises as originally defined on the Effective Date, Tenant shall have the option (each a “Renewal Option”) to extend the Lease Term for the entire Leased Premises for two (2) periods of five (5) years each (each a “Renewal Term”) commencing on the date immediately following the then-scheduled expiration of the initial Lease Term. Tenant may exercise each option by delivering written notice (the “Renewal Notice”) to Landlord not less than twelve (12) months prior to the then-scheduled expiration of the initial Lease Term. The Renewal Term, if properly exercised by Tenant as set forth herein, shall each constitute an extension of the Lease Term and shall be upon all of the same terms and conditions then in effect under this Lease, except that (i) there shall be no further option to renew or extend the Lease Term during the Renewal Term except for any then remaining Renewal Option, and (ii) Minimum Annual Rent for each Renewal Term shall be payable at a rate per annum equal to the Fair Market Rental (as defined below) for the Leased Premises for the Renewal Term and (iii) the Base Year for the Renewal Term shall be updated to be no earlier than the calendar year in which the then-current Lease Term (i.e., prior to the exercise of the applicable Renewal Term) is scheduled to expire. If Tenant shall duly and timely exercise Tenant’s right to extend the Lease Term for a Renewal Term pursuant to the terms hereof, all of the applicable references in this Lease to the Lease Term shall be deemed to include such Renewal Term. During each Renewal Term, Tenant shall continue to pay Tenant’s Proportionate Share of Operating Expenses without interruption.

(b)    If Tenant shall timely deliver the Renewal Notice to Landlord, then not later than twenty (20) days after the date the Renewal Notice is delivered, Landlord shall notify Tenant of Landlord’s determination of the Fair Market Rental. For purposes of the foregoing, the “Fair Market Rental” shall be the rental rate charged for premises of comparable size and condition as the Leased Premises in the Raleigh - Durham, North Carolina, office market, taking into consideration the location and quality of the Building, term of lease, and any material economic differences between the terms of this Lease and the terms of any comparable lease (including improvement or refurbishment allowances, architectural fees, brokerage commissions and any other relevant cash and non-cash incentives, inducements, concessions and other relevant factors). If Tenant delivers to Landlord a written objection to Landlord’s calculation of the Fair Market Rental within ten (10) days after Tenant’s receipt of Landlord’s determination of the Fair Market Rental, and the parties cannot agree on the Fair Market Rental within twenty (20) days after Tenant’s written objection, then Tenant may retract its exercise of its option to extend, or Tenant may choose arbitration to determine the Fair Market Rental. If Tenant chooses arbitration, Tenant shall give Landlord written notice of its desire to seek arbitration within five (5) business days after expiration of such twenty (20) day period (“Arbitration Notice”). Within ten (10) days after Tenant provides Landlord with its Arbitration Notice, the parties shall each appoint an appraiser to determine the Fair Market Rental for the Leased Premises. Each appraiser so selected shall be an MAI appraiser or a licensed real estate broker, each having at least ten (10) years prior experience in the appraisal or leasing of comparable space in the metropolitan area in which the Leased Premises are located and with a working knowledge of current rental rates and practices. If the two appraisers cannot agree upon the Fair Market Rental for the Leased Premises within twenty (20) days after their appointment, then, within five (5) days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the above criteria. Once the third appraiser has been selected as provided for above, each of the initial appraisers shall deliver its determination of the Fair Market Rental to the third appraiser, and such third appraiser shall within ten (10) days after its appointment select the determination made by one of the initial two appraisers that most closely approximates the third appraiser’s own determination of the Fair Market Rental. The determination of the Fair Market Rental selected by the third appraiser shall be used as the Minimum Annual Rent for the Renewal Term and shall be binding on both Landlord and Tenant. Landlord and Tenant shall each bear the cost of its appraiser and shall share the cost of the third. If Tenant delivers a written objection to Landlord’s calculation of the Fair Market Rental within the 10-day time period referenced above but fails to provide the Arbitration Notice as provided above, then Tenant’s exercise of its option to extend shall be deemed retracted.
(c)    Following the determination of Fair Market Rental, Landlord and Tenant will mutually execute, acknowledge and deliver an amendment to this Lease setting forth the Minimum Annual Rent for the Renewal Term, the Renewal Term commencement date, and the new expiration of the Lease Term; provided, the failure of either party to execute and deliver such an amendment shall not affect the rights of the parties under this Lease relating to the Renewal Term.
(d)    Tenant’s right to extend the Lease Term for the Renewal Term shall automatically terminate and become null, void and of no force and effect upon the earlier to occur of (i) the termination of this Lease by Landlord or pursuant to this Lease or Applicable Law, (ii) the termination or surrender of Tenant’s right to possession of the Leased Premises or any portion thereof, or (iii) the failure of Tenant to timely and properly deliver the Renewal Notice to Landlord.
Section 16.18. Right of First Refusal. Provided that (i) Tenant is not then in Default under this Lease (and that no circumstance then exists which, with the lapse of time and without being corrected or cured, will constitute a default of Tenant under this Lease), and (ii) Tenant has not (except pursuant to a Permitted Transfer) assigned this Lease or sublet more than fifty percent (50%) of the Rentable Area of the Leased Premises as originally defined on the Effective Date, Tenant shall, during the Lease Term, have a right of first refusal to lease any space located within the Building, subject to the terms below (the “First Refusal Space”). Tenant’s first refusal rights relative to the First Refusal Space are subject to the following terms and conditions:

(a)    Offer by Landlord. If Landlord receives a written bona fide offer or proposal after the Effective Date from a prospective tenant for the lease of part or all of the First Refusal Space (which may be in the form of a non-binding “letter of intent” or similar document) that Landlord intends to accept, prior to entering into any lease with such prospective tenant, Landlord shall notify Tenant of the prospective lease (and of Landlord’s receipt from the prospective tenant of a written offer or proposal relating thereto which is acceptable to Landlord), and such notification from Landlord to Tenant also shall identify all of the space to be leased, the effective rent commencement date, the term of the proposed lease, the rental rate, the terms of any options to renew or expansion rights and all other material economic terms and conditions provided for in the third party’s offer or proposal (the “ROFR Notice”). Provided, however, Landlord shall not be required to notify Tenant of the identity of the prospective tenant. Tenant shall have ten (10) business days after such notification is delivered to Tenant by Landlord (the “Tenant Response Period”) to elect (by so notifying Landlord in writing) to lease all (but not less than all) of the space described in the ROFR Notice on all of the same terms and conditions (including, without limitation, rental rate, tenant improvements allowance and term of lease) as set forth in the ROFR Notice.
(b)    Tenant’s Election of Rights. If Tenant elects, pursuant to subsection (a) above, to lease from Landlord all of the space encompassed by the prospective tenant’s offer or proposal, Tenant and Landlord shall proceed diligently and in good faith to finalize and execute a lease amendment for such purpose within thirty (30) business days after the expiration of the Tenant Response Period, the terms of such amendment will be consistent with the terms set forth in the ROFR Notice.
(c)    Tenant’s Failure to Exercise Rights. If Tenant elects not to lease from Landlord the space described in the ROFR Notice (as evidenced either by Tenant’s written notice to Landlord to that effect or by Tenant’s failure to respond to Landlord within the Tenant Response Period), or Landlord and Tenant are unable to timely finalize and execute a lease amendment within the thirty (30) day period referenced above, then, in either such event, Landlord shall be entitled, at any time within six (6) months after the expiration of the Tenant Response Period (without triggering any further rights of Tenant under this Section 16.18), to enter into a lease agreement with the prospective tenant or any other party relative to all or any portion of the space described in the ROFR Notice so long as the net effective rent (taking into account all relevant economic factors) in such lease is not less than ninety-five percent (95%) of the net effective rent in the initial proposal that Tenant failed to accept, in which case all of Tenant’s first refusal rights under this Section 16.18 shall immediately and automatically terminate relative to such portion or all (as the case may be) of the First Refusal Space that Landlord so leases. If Tenant elects not to lease from Landlord the space described in the ROFR Notice (as evidenced either by Tenant’s written notice to Landlord to that effect or by Tenant’s failure to respond to Landlord within the Tenant Response Period), and Landlord does not enter into a lease agreement with the prospective tenant or another party relative to all or any portion of the space encompassed by the prospective tenant’s offer or proposal within six (6) months after the expiration of the Tenant Response Period, Tenant’s first refusal rights under this Section 16.18 shall be revived in full with regard to the relevant portion or all (as the case may be) of the First Refusal Space. If Landlord does enter into a lease agreement with a third party for the First Refusal Space as aforesaid, and such lease terminates or expires during the Lease Term, Landlord shall not thereafter re-lease such First Refusal Space to a new tenant (i.e., a tenant other than the tenant whose lease is expiring) without again complying with the terms of this Section 16.18.
(d)    Currently Vacant Space. Notwithstanding any term or provision in this Section 16.18 to the contrary, Tenant’s first refusal rights under this Section 16.18 shall not apply relative to the leasing by Landlord to third parties of those portions of the First Refusal Space that are vacant as of the execution of this Lease. Therefore, Landlord shall be entitled to enter into one or more leases with respect to any portion(s) of the First Refusal Space that is(are) vacant as of the execution of this Lease with such third parties on such terms as Landlord elects without triggering any first refusal rights of Tenant under this Section 16.18.

(e)    Superior Rights. All rights of Tenant under this Section 16.18 are subject and subordinate to all prior rights previously granted by Landlord to other tenants in the Building, as more specifically set forth on Exhibit J hereto (the “Superior Rights”). Landlord shall be entitled to enter into any extension or renewal of the lease of any tenant holding Superior Rights in the Building relative to the First Refusal Space (regardless of whether such lease expressly provides for such extension or renewal right) without triggering any rights of Tenant under this Section 16.18.
(f)    Additional Terms. Notwithstanding anything set forth herein to the contrary, as a condition precedent to Tenant’s exercise of its right to lease the First Refusal Space, the Lease Term relative to the existing Leased Premises shall be extended as needed (but in no event shortened) to make the same co-terminus with the lease term for the First Refusal Space leased by Tenant. If the Lease Term is extended relative to the existing Leased Premises in accordance with this grammatical paragraph, the Minimum Annual Rent for the existing Leased Premises for such extended portion of the Lease Term shall be increased to equal the greater of (i) the Minimum Annual Rent that would have been applicable had such extension been included in the original Lease Term (with corresponding annual increases each year), or (ii) the Minimum Annual Rent (expressed on a rentable per square foot basis) for the First Refusal Space.
Section 16.19. Roof Rights.
(a)    Roof Area. “Roof Area” shall mean the surface of the roof of the Building.
(b)    Dish. “Dish” shall mean two (2) satellite dishes and related equipment.
(c)    License of Roof Area. Provided (i) Tenant is not in Default under the Lease, (ii) Tenant complies with all zoning and other municipal and county rules and regulations, and all applicable restrictions of record, and (iii) Landlord, in its sole discretion, has space available on the Roof Area, Tenant shall have the right, at its own cost and expense and subject to the terms hereof, to install, operate and maintain the Dish on the Roof Area, so long as the Dish is used exclusively for Tenant’s use and not sold to or utilized in any manner by a third party. Tenant shall be solely responsible for obtaining any necessary permits and licenses required to install and operate the Dish. Copies of such permits and licenses shall be provided to Landlord.
(d)    Installation of the Dish.
(i)    The size, location, design and manner of installation of the Dish and all related wiring shall be designated and approved by Landlord. Landlord, in its sole discretion, may require Tenant to install screening around the Dish. After obtaining Landlord’s written approval, Tenant shall have reasonable access to the roof for installation and maintenance of the Dish and shall have the right to install all reasonable wiring related thereto. Unless otherwise approved by Landlord in writing, however, in no event shall Tenant be permitted to penetrate the roof membrane in connection with the installation or maintenance of the Dish. Tenant shall be responsible for repairing any damages caused by the installation or maintenance of the Dish.

(ii)    Tenant shall use the roofing company specified by Landlord to perform any work affecting the roof, provided the costs charged by such roofer are competitive with charges for similar services within the same geographic region. All cable runs, conduit and sleeving shall be installed in a good and workmanlike manner. Cables and transmission lines shall be routed and attached in accordance with current, state of the art industry practices. The Dish shall be identified with permanently marked, weather proof tags at the following locations: (A) each dish bracket; (B) at the transmission line building entry point; (C) at the interior wall feed through or any other transmission line exit point; and (D) at any transmitter combiner, duplexer, or multifed receive port. In addition, all Tenant telephone blocks, demarcs, and cables shall be clearly identified with Tenant’s name, type of line, and circuit number.
(iii)    Tenant shall install, operate and maintain the Dish in accordance with all federal, state and local laws and regulations. Prior to installation of the Dish, Tenant shall confirm that its installer carries sufficient insurance coverage.
(e)    Roof Work. If, during the Lease Term, as same may be extended, Landlord needs to perform maintenance work to Landlord’s equipment on the roof of the Building or repair or replace the roof of the Building (“Roof Work”), Tenant agrees to cooperate and work with Landlord (at Tenant’s sole cost and expense) to achieve said Roof Work. Landlord agrees to provide at least thirty (30) days’ notice to Tenant of Landlord’s intention to perform said work; except in the case of emergency Roof Work, in which case Landlord shall give as much notice as possible under the circumstances. Such Roof Work may require the relocation of any portion of the Dish at Tenant’s sole cost and expense or Tenant’s installation of temporary equipment. Moreover, if a temporary relocation of the Dish is required to accommodate the Roof Work, Landlord agrees to exercise commercially reasonable efforts to identify a technically feasible alternative location for the relocation portion of the Dish that will not impede the Roof Work. Notwithstanding the foregoing, Landlord does not warrant and represent that an alternative location will be available and, consequently, Landlord’s obligation to provide such alternative location is subject to the availability of such space. Under no circumstances shall Landlord be liable to Tenant for any consequential damages as a result of such relocation, including, but not limited to, loss of business income or opportunity. Notwithstanding the foregoing, Tenant shall move the Dish back to its original location after the Roof Work is completed unless the parties agree to utilize the relocated area permanently.
(f)    Emergencies. Notwithstanding the foregoing, if an emergency situation exists which Landlord reasonably determines, in its sole discretion, to be attributable to the Dish, Landlord shall immediately notify Tenant verbally, who shall act diligently and expediently to remedy the emergency situation. Should Tenant fail to so remedy the emergency situation or should Landlord reasonably determine that the response time by Tenant is not adequate given the nature of the emergency, Landlord may then shut down the Dish and Tenant shall have no recourse against Landlord as a result of such action.
(g)    Removal of the Dish upon Termination. Following any termination or expiration of the Lease, Tenant shall remove the Dish from the Building. In performing such removal, Tenant shall restore the Roof Area and any personal property and fixtures thereon to as good a condition as existed prior to the installation or placement of the Dish, reasonable wear and tear excepted. If Tenant fails to remove the Dish within ten (10) days after expiration or earlier termination of the Lease, Landlord may remove and dispose of the Dish and Tenant shall reimburse Landlord for the costs of such removal and restoration of the Roof Area. Moreover, Landlord may deem the Dish abandoned, in which event the Dish shall become Landlord’s property. This subsection (g) shall survive the expiration or earlier termination of the Lease.
(h)    Utilities. Tenant shall be responsible for obtaining and paying for all utilities to operate the Dish.

(i)    Indemnification. Any language in the Lease notwithstanding, Landlord shall not be liable and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all liability, damages (including but not limited to personal injury, death, or property damages), costs and expenses (including, without limitation, attorneys’ fees actually incurred, without regard to statutory interpretation) incurred by Landlord arising from any Dish related cause whatsoever, including those arising from the installation, use, maintenance and removal thereof.
Section 16.20. Access; Tenant’s Security System.
(a)    Tenant, its employees, and its invitees shall have access to the Leased Premises (including elevator service) by a code or card access system seven (7) days a week, twenty-four (24) hours a day. Tenant shall receive an allotment of five (5) access codes or cards for each one thousand (1,000) square feet of Rentable Area of the Leased Premises (the “Access Card Allotment”). Landlord shall bear the cost of each such code or card up to the Access Card Allotment, provided Tenant shall pay to Landlord (as Additional Rent, within thirty (30) days after Tenant receives an invoice therefor) Ten and No/100 Dollars ($10.00) for each access code or card in excess of the Access Card Allotment or any replacement code or card which is issued to Tenant during the Lease Term, subject to increases in such amount from time to time during the Lease Term to reimburse Landlord for increases in the cost to Landlord of providing such access codes or cards. Tenant shall have the option to register its invitees with Landlord. Landlord, however, shall have no liability to Tenant, its employees, agents, invitees or licensees for losses due to theft or burglary or for damages done by unauthorized persons on the Leased Premises, and Landlord shall not be required to insure against any such losses, except in either case to the extent due to Landlord’s negligence or willful misconduct. Tenant shall cooperate fully with Landlord’s efforts to maintain controlled access to the Building and shall follow all regulations promulgated by Landlord with respect thereto.
(b)    Tenant shall have the right, subject to the terms and conditions of this Lease at Tenant’s sole cost and expense, to install and implement a Tenant-controlled security system which provides security measures to and within the Leased Premises that is compatible with (i.e., utilizes the same access cards as) the Building’s security system (the “Security System”); provided that, without limiting the requirements set forth in this Lease, (A) Tenant shall comply with all applicable legal requirements in connection with the installation, implementation and monitoring of such Security System; (B) the Security System shall not adversely affect the mechanical or utility systems which serve the Leased Premises or Building, including any security or access systems for the Building, or the structural integrity of the Building; and (C) Landlord and its designees shall continue to have access to the Leased Premises as set forth in the Lease. In no event shall Tenant have the right to connect Tenant’s Security System to the security or access systems for the Building.
(SIGNATURES CONTAINED ON THE FOLLOWING PAGES)

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

Dated: _____________________
LANDLORD:

SVT PERIMETER SIX L.P.,
a Delaware limited partnership

By:    VPTC Management Partners, LLC, a Delaware limited liability company, its Authorized Signatory

    By:

    Printed:

    Title: ________________________

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

Dated: _____________________	TENANT: CHANNELADVISOR CORPORATION, a Delaware corporation By: Printed: Title: ________________________

EXHIBIT A

FLOOR PLAN OF LEASED PREMISES

EXHIBIT B

TENANT IMPROVEMENTS

1.    Landlord’s Obligations. Tenant has personally inspected the Leased Premises and accepts the same in its “AS IS” condition without representation or warranty by Landlord of any kind and with the understanding that Landlord shall have no responsibility with respect thereto, except as otherwise expressly set forth in the Lease.
2.    Preparation of CDs. Promptly following the date hereof, Tenant will work with a space planner selected by Tenant and reasonably acceptable to Landlord to develop a test fit plan (a “Test Fit”) for the Leased Premises depicting Tenant’s proposed layout of the space. Such Test Fit will be prepared at Tenant’s sole cost and expense; provided, upon mutual approval of the Space Plan (as defined below), Landlord will reimburse Tenant for the cost of the Test Fit up to a maximum amount equal to the Test Fit Allowance. Promptly following approval of the Test Fit, Tenant will work with a space planner selected by Tenant and reasonably acceptable to Landlord to develop a space plan for the Leased Premises that is reasonably acceptable to Landlord (the “Space Plan”). Tenant shall deliver the Space Plan to Landlord within twenty (20) days after the date of this Lease. Landlord shall review and accept or reject such Space Plan within five (5) business days after receipt thereof. Following Landlord’s approval with respect to the Space Plan, Tenant shall, at Tenant’s sole cost and expense, prepare and submit to Landlord a set of permittable construction drawings (the “CDs”) covering the Tenant Improvements, which shall be in material accordance with the Space Plan. Landlord shall not be obligated to approve any improvements that would materially alter the exterior appearance or basic nature of the Building or the Building systems. Landlord shall have five (5) business days after receipt of the CDs in which to review the CDs and in which to give Tenant written notice of its approval of the CDs or its requested changes to the CDs. If Landlord requests any changes to the CDs, Tenant shall make such changes and shall, within thirty (30) days of its receipt of Landlord’s requested changes (if any), submit the revised portion of the CDs to Landlord. Landlord shall have five, (5) business days after receipt of the revised CDs in which to review said revised CDs and in which to give to Tenant written notice of its approval of the revised CDs or its requested changes thereto. This process shall continue until such time, if at all, that Landlord approves the CDs in accordance with this paragraph. Tenant shall at all times in its preparation of the CDs, and of any revisions thereto, act reasonably and in good faith. Landlord shall at all times in its review of the CDs, and any revisions thereto, act reasonably and in good faith. In no event shall Landlord’s approval of the CDs be deemed a representation that same comply with Applicable Laws.
3.    Contractor. Construction shall be performed by a reputable general contractor that Tenant shall select from an approved interiors contractor list to be provided by Landlord or such other contractor as may be approved by Landlord in its reasonable discretion. The general contractor chosen by Tenant to complete the Tenant Improvements is referred to herein as “Tenant’s General Contractor.” Notwithstanding the foregoing, Tenant shall be required to use Landlord’s contractor(s) for any of the Tenant Improvements that affects the structural portions of the Building, impacts or causes alterations to the mechanical systems serving the Building, or requires any penetration of the roof of the Building. The following terms and provisions shall apply with regard to Tenant’s General Contractor and the qualifications of Tenant’s General Contractor:
(a)    The terms of any agreement to install the Tenant Improvements shall be governed by a separate construction contract signed by Tenant and Tenant’s General Contractor, and the construction contract shall be prepared using the applicable AIA contract form for such projects. A true and complete copy of such construction contract (and all subsequent amendments thereto) shall be delivered by Tenant to Landlord promptly after the execution thereof.

(b)    Tenant shall not commence (or cause or permit to be commenced) the construction of the Tenant Improvements until all aspects of the CDs have been approved (or deemed approved) in writing by Landlord, until Tenant has obtained Landlord’s written consent to commence construction of the Tenant Improvements and until Tenant’s General Contractor has delivered to Landlord original certificates (in form and amounts reasonably satisfactory to Landlord) of the general contractor’s “builder’s risk” and general liability insurance policies naming Landlord as an additional insured with limits of not less than $5,000,000. Such insurance policies must be issued by and binding upon an insurance company reasonably approved by Landlord; and such certificates of insurance must state that the issuing insurance company will not cancel the coverage, fail to renew the coverage or change the coverage in a manner that would cause Tenant to no longer be in compliance with Tenant’s insurance obligations under this Lease without first giving at least thirty (30) days prior written notice to Landlord. Further, Tenant shall cause such builder’s risk and general liability insurance coverage naming Tenant’s General Contractor as the insured and naming Landlord as an additional insured to be maintained in full force and effect during the entire period the Tenant Improvements are being performed. Additionally, Tenant shall cause Tenant’s General Contractor to maintain workers’ compensation insurance and all other insurance coverages (if any) that are required by Applicable Law and shall, if requested by Landlord, promptly provide to Landlord reasonable documentary evidence of such additional insurance coverage(s).
4.    Contractor Requirements. With regard to the activities of Tenant’s General Contractor and Tenant’s subcontractors in the Building and the Leased Premises, the following terms and provisions shall apply:
(a)    Tenant’s General Contractor shall have a construction superintendent at the Leased Premises at all times during which construction activities are taking place therein, and Tenant shall cause Tenant’s General Contractor and Tenant’s subcontractors to conduct their activities in the Building and the Leased Premises in such a manner as not to impede or delay the completion of improvements in any other portions of the Building, including in other tenant space, and in such a manner as not to interfere with the business activities of other tenants in the Building.
(b)    Tenant and Tenant’s General Contractor shall be responsible for the repair, replacement and clean-up of any damage caused to the Building by Tenant’s General Contractor and Tenant’s subcontractors.
(c)    Tenant shall cause Tenant’s General Contractor to coordinate the delivery of all materials and supplies to the Building and the Leased Premises with Landlord’s Building manager or general contractor. Furthermore, Tenant shall cause Tenant’s General Contractor to store all materials and supplies and to contain all construction operations within the Leased Premises and such other areas (if any) as Landlord may specifically permit from time to time.
(d)    Tenant shall cause Tenant’s General Contractor to promptly remove all trash, construction debris and surplus construction materials from the Leased Premises and to properly dispose of such trash, construction debris and surplus construction materials at a location reasonably acceptable to Landlord and in compliance with all applicable statutes, laws, ordinances and codes.

5.    Early Entry. To the extent permitted by Applicable Laws, Tenant shall have the right, at its own risk and at no additional cost, to enter the Leased Premises from and after April 1, 2022, in order to install fixtures and otherwise prepare the Leased Premises for occupancy, which right shall expressly exclude making any structural modifications. (Tenant hereby acknowledging that the Commencement Date and the Rent Commencement Date will be adjusted pursuant to the terms set forth in the Lease Summary in the event Tenant begins conducting business in the Leased Premises). During any entry prior to the Commencement Date (i) Tenant shall comply with all terms and conditions of this Lease other than the obligation to pay rent, (ii) Tenant shall cause its personnel and contractors to comply with the terms and conditions of Landlord’s rules of conduct (which Landlord agrees to furnish to Tenant upon request), (iii) Tenant shall not commence any such pre-Commencement Date entry prior to delivering evidence that Tenant has procured the insurance policies required of Tenant pursuant to the terms of the Lease, (iv) Tenant shall indemnify Landlord against any loss or liability arising therefrom (except to the extent due to the negligence or willful misconduct of Landlord or its employees, agents or contractors), (v) during such early possession, Tenant shall bear the burden of the risk of loss of Tenant’s personal property, trade fixtures and equipment, whether by theft, casualty or otherwise, and (vi) Tenant must coordinate all such pre-Commencement Date entry into the Leased Premises with Landlord’s property manager. Tenant shall be responsible for obtaining all applicable permits and inspections relating to any such entry by Tenant. During any entry prior to the Commencement Date, Landlord, at its sole cost, shall provide electricity, HVAC services, elevator access, and parking for the contractors.
6.    Construction of the Tenant Improvements. Landlord shall, at no expense to Landlord, assist Tenant in obtaining construction and occupancy permits. Upon obtaining all necessary permits for the construction of the Tenant Improvements and the necessary approvals from Landlord (as set forth above), Tenant may commence construction of the Tenant Improvements. The construction shall be performed by or on behalf of Tenant in a good and workmanlike manner and in compliance with all Applicable Laws.
7.    Allowance. Landlord shall reimburse Tenant for the “hard costs” incurred related to the Tenant Improvements, up to an amount equal to the Allowance (as defined in Section 1.01). The agreements of Landlord and Tenant regarding the Allowance are as follows:
(a)    In the event the costs and expenses associated with the Tenant Improvements exceed the Allowance, such excess costs shall be borne solely by Tenant and shall be paid in full by Tenant prior to delinquency.
(b)    Landlord shall make up to six (6) disbursements of the Allowance in accordance with the pay applications provided by Tenant’s General Contractor, certified by Tenant’s architect or its representative (or, if the cost is not related to the design or construction of the Tenant Improvements, by an authorized representative of Tenant) and approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed). All disbursements, except for the final disbursement shall be in amounts not less than $300,000. The first such disbursement shall be made upon Tenant’s completion of construction of fifty percent (50%) of the Tenant Improvements (based on projected costs). The final disbursement shall be paid upon completion of the Tenant Improvements and Landlord’s receipt of all Final Documents (as defined below). Provided, Landlord’s obligation to make such disbursements shall be subject to the following conditions:
(i)    Landlord shall not be obligated to make any disbursements of the Allowance prior to Tenant’s delivery to Landlord of (A) evidence of Tenant’s receipt of all necessary permits required to commence construction of the Tenant Improvements and (B) a final, complete copy of the CDs, as agreed to by Landlord and Tenant.
(ii)    Landlord shall not be obligated to make more than one (1) disbursement of the Allowance in any calendar month.

(iii)    Landlord shall not be obligated to make any disbursement of the Allowance until Landlord receives current Supporting Documents (as defined herein) or Final Documents, as applicable. Landlord shall pay applicable disbursements to Tenant on or before the date that is the later of: (A) thirty (30) days following Landlord’s receipt of a valid request for disbursement of the Allowance and all appropriate Supporting Documents or Final Documents, as applicable, and (B) the date that is two (2) business days immediately following the day on which Landlord receives the corresponding loan disbursement from its mortgagee(s) for purposes of the Allowance (in no event to exceed forty-five (45) days following Landlord’s receipt of the documentation referenced in the foregoing clause (A)). The obligation of Landlord to make each such disbursement of the Allowance is subject to the condition precedent that, on the date of such disbursement, no event has occurred and is continuing which constitutes a Default of Tenant under the Lease. After disbursement of the Allowance (or any portion thereof) by Landlord to Tenant, Tenant shall be solely responsible for disbursement to Tenant’s General Contractor, subcontractors, architect, engineers and material suppliers of payments for the cost of designing, planning and constructing the Tenant Improvements. As used herein, the term “Supporting Documents” shall mean, with respect to each disbursement (excluding the final disbursement) of the Allowance hereunder:
(1)    an affidavit signed by Tenant’s General Contractor affirming that all subcontractors, laborers, artisans, mechanics and material suppliers engaged in or supplying labor or materials for the design, planning and construction of the Tenant Improvements have been or will be (with payment of the relevant installment) paid in full prior to delinquency, with the exception only of labor and materials supplied to complete “punch list” items;
(2)    a waiver of liens with respect to the Leased Premises, the Building and the underlying property, executed by Tenant’s General Contractor and, if obtainable on the condition that they not be delivered and released except upon payment to Tenant’s General Contractor, a waiver of liens executed by all subcontractors, laborers, artisans, mechanics and material suppliers engaged in or supplying labor or materials for the design, planning and construction of the Tenant Improvements who has filed an unexpired notice to a properly appointed lien agent under Chapter 44-A, Article 2, of the North Carolina General Statutes; provided, however, if a claim of lien or a lien has been filed by any such subcontractor, laborer, artisan, mechanic or material supplier, Tenant shall bond of otherwise obtain an unconditional waiver of such lien before Landlord shall be obligated to disburse the relevant installment of the Allowance; and
(3)    AIA documents G702 and G703 or their equivalents.
(iv)    As used herein, the term “Final Documents” shall mean:
(1)    a copy of the certificate of occupancy for the Leased Premises issued by the appropriate governmental authority adequate to support occupancy of the Leased Premises (provided if such certificate of occupancy is temporary in nature, Tenant shall be obligated to diligently take all steps necessary to secure the issuance of the permanent certificate of occupancy for the Leased Premises, a copy of which shall be promptly delivered by Tenant to Landlord);
(2)    a written certification signed by an authorized, responsible representative of Tenant certifying (A) an itemized statement of the final, actual costs and expenses incurred by Tenant with respect to the work performed and the materials provided in connection with the design, planning and construction of the Tenant Improvements, together with a true and complete copy of all relevant invoices from subcontractors to Tenant’s General Contractor and from Tenant’s General Contractor to Tenant therefor, and (B) that all such costs and expenses either have been or will be (with payment of the Allowance) paid in full prior to delinquency;

(3)    an affidavit signed by Tenant’s General Contractor affirming that all subcontractors, laborers, artisans, mechanics and material suppliers engaged in or supplying labor or materials for the design, planning and construction of the Tenant Improvements have been or will be (with payment of the Allowance) paid in full prior to delinquency, with the exception only of labor and materials supplied to complete “punch list” items;
(4)    final “as-built” plans of the Tenant Improvements;
(5)    a waiver of liens with respect to the Leased Premises, the Building and the underlying property executed by Tenant’s General Contractor and, if obtainable on the condition that they not be delivered and released except upon payment to Tenant’s General Contractor, a waiver of liens executed by all subcontractors, laborers, artisans, mechanics and material suppliers engaged in or supplying labor or materials for the design, planning and construction of the Tenant Improvements who has filed an unexpired notice to a properly appointed lien agent under Chapter 44-A, Article 2, of the North Carolina General Statutes; provided, however, if a claim of lien or a lien has been filed by any such subcontractor, laborer, artisan, mechanic or material supplier, Tenant shall obtain an unconditional waiver of such lien before Landlord shall be obligated to disburse the Allowance; and
(6)    AIA documents G702 and G703 or their equivalents.
(c)    Notwithstanding the foregoing, if any portion of the Allowance remains unused following the completion of the Tenant Improvements and Landlord’s receipt of the Final Documents, Tenant shall be entitled to request, by written notice to Landlord, reimbursement from Landlord for certain documented, third party “soft costs,” including those costs associated with moving, cabling and installing furniture, fixtures and equipment in the Leased Premises; provided, however, Landlord shall only be required to reimburse Tenant an amount equal to the lesser of: (i) such unused portion of the Allowance or (ii) the Soft Cost Allowance (as defined in Section 1.01). In no event shall Tenant be entitled to use any unused portion of the Allowance to offset Minimum Annual Rent or any other charges payable by Tenant under the Lease.
(d)    Any portion of the Allowance remaining unapplied on the date that is twelve (12) months following the Commencement Date shall be retained by Landlord.
8.    Fee. Tenant shall hire JLL – Project & Development Services to manage the construction of the Tenant Improvements and Landlord shall be entitled to a construction supervision fee in an amount equal to one percent (1%) of the costs relating to the construction of the Tenant Improvements (the “Fee”). At Landlord’s option, the Fee shall either be (i) applied against the Allowance, or (ii) billed to Tenant (in which case Tenant shall pay the Fee to Landlord within ten (10) days following Landlord’s delivery of an invoice to Tenant).

9.    Landlord Delay. Subject to the terms of this Section 9, a “Landlord Delay” means delays in completing the Tenant Improvements attributable solely to Landlord, including, without limitation, (i) Landlord’s failure to act or respond within any time period required by Exhibit B or Exhibit B-1, (ii) Landlord’s failure to provide services or access to the Leased Premises to Tenant’s General Contractor to the extent required hereby and subject to the terms and conditions of this Lease applicable to Tenant’s General Contractor (iii) modifications to the CDs or the Tenant Improvements required by errors in the Base Building plans and specifications provided to Tenant, (iv) defects in the Base Building Condition; or (v) any other wrongful and intentional act or omission of Landlord that actually delays completion of the Tenant Improvements, provided written notice of any claimed Landlord Delay is provided by Tenant to Landlord within five (5) business days after first learning of the events giving rise to the potential delay, and Landlord is afforded three (3) business days after receipt of such notice to cure or otherwise eliminate the cause of the applicable delay. If Landlord fails to cure or otherwise eliminate the cause of the applicable delay within three (3) business days after Landlord’s receipt of notice thereof from Tenant, then notwithstanding anything to the contrary set forth in this Lease, as Tenant’s sole and exclusive remedy for the Landlord Delay, the Rent Commencement Date shall be extended one (1) day for each day of documented Landlord Delay beyond such three (3) business day cure period.
10.    Utilities and Hours. Tenant’s contractors shall be allowed to utilize, and Landlord shall make available to Tenant and Tenant contractor, at no charge, the Building loading dock, freight elevators (if any), power, water, chilled water and other existing utility facilities as necessary and required in connection with the construction of Tenant Improvements in the Leased Premises. Tenant contractor shall not be charged for the use of any freight elevators or hoist in the performance of Tenant Improvements. Tenant’s representatives shall have the right to enter the Leased Premises during normal working hours to construct the Tenant Improvements. After hours, Tenant may arrange for site access from Landlord at no additional cost.

EXHIBIT B-1
BASE BUILDING CONDITION

The Premises is in Generation 1 / Shell condition and will be delivered as-is.

Floor to Floor Height	Approximately 13’6”
Ceiling Height	Approximately 9’0”
Exterior Walls	Steel Frame, Curtainwall, and Architectural Precast
Structural Steel	Wide flange columns and beams
Floor Load	80 lbs psf
Roof Load	20 lbs psf
Roofing	Mechanically attached .45 mil TPO with R-30 insulation
Perimeter Drywall	Metal stud framing and insulation
Window Treatments	1” horizontal blinds
Electrical	Base building lines stubbed at Premises demising
Phone / Data	Base building lines stubbed at Premises demising
Plumbing	Base building lines stubbed at Premises demising
HVAC	Base building lines stubbed at Premises demising
Ceiling Tile / Grid	None
Interior Lighting	None

EXHIBIT C

LETTER OF UNDERSTANDING

SVT Perimeter Six, L.P.
c/o Starwood Capital Group
1255 23rd Street NW, Suite 675
Washington, DC 20037
Attention: Andres Panza

With a copy to:

Vanderbilt Office Properties, LLC
c/o CA - Ventures
Vanderbilt Office Properties, LLC
625 W. Adams, Suite 1715
Chicago, Illinois 60601

RE:    Lease Agreement between SVT Perimeter Six, L.P., a Delaware limited partnership (“Landlord”), and ChannelAdvisor Corporation (“Tenant”), for the Leased Premises located at 1010 Sync Street, Morrisville, North Carolina (the “Leased Premises”), within the Perimeter Park, dated __________ (the “Lease”).
Dear _________________________:
The undersigned, on behalf of Tenant, certifies to Landlord as follows:
1.    The Commencement Date under the Lease is    _______________________.
2.    The rent commencement date is _______________________.
3.    The expiration date of the Lease is _______________________.
4.    The Lease (including amendments or guaranty, if any) is the entire agreement between Landlord and Tenant as to the leasing of the Leased Premises and is in full force and effect.
5.    Landlord has completed the improvements designated as Landlord’s obligation under the Lease (excluding punch list items as agreed upon by Landlord and Tenant), if any, and Tenant has accepted the Leased Premises as of the Commencement Date.
6.    To the best of the undersigned’s knowledge, there are no uncured events of default by either Tenant or Landlord under the Lease.
IN WITNESS WHEREOF, the undersigned has caused this Letter of Understanding to be executed this ______ day of ____________, 20__.
[EXHIBIT ONLY — NOT FOR SIGNATURE]

EXHIBIT D

INTENTIONALLY DELETED

EXHIBIT E

RULES AND REGULATIONS

1.    The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors or halls shall not be obstructed or used for any purpose other than ingress and egress. Landlord shall control the Common Areas.
2.    No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Leased Premises other than Landlord standard window coverings without Landlord’s prior written approval. All electric ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent, of a quality, type, design and tube color approved by Landlord. Neither the interior nor the exterior of any windows shall be coated or otherwise sunscreened without written consent of Landlord.
3.    No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by any tenant on, about or from any part of the Leased Premises, the Building or in the Common Areas including the parking area without the prior written consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove or stop same without any liability, and may charge the expense incurred in such removal or stopping to tenant. The lobby directory will be provided exclusively for the display of the name and location of tenants only, and Landlord reserves the right to exclude any other names therefrom. Nothing may be placed on the exterior of corridor walls or corridor doors other than Landlord’s standard lettering.
4.    The sashes, sash doors, windows, and doors that reflect or admit light and air into halls, passageways or other public places in the Building shall not be covered or obstructed by tenant.
5.    The sinks and toilets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose subtenants, assignees or any of their servants, employees, agents, visitors or licensees shall have caused the same.
6.    No tenant shall mark, paint, drill into, or in any way deface any part of the Leased Premises or the Building (except for nails for the display of artwork). No boring, cutting or stringing of wires or laying of any floor coverings shall be permitted, except as and to the extent permitted by the Lease. Landlord shall direct electricians as to where and how telephone or data cabling are to be introduced. The location of telephones, call boxes and other office equipment affixed to the Leased Premises shall be subject to the approval of Landlord.
7.    No bicycles, vehicles, birds or animals of any kind (except seeing eye dogs) shall be brought into or kept in or about the Leased Premises, and no cooking shall be done or permitted by any tenant on the Leased Premises, except microwave and/or toaster-oven cooking, and the preparation of coffee, tea, hot chocolate and similar items for tenants and their employees. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from the Leased Premises.
8.    No rollerblades, bicycles, vehicles of any kind, or skateboards (including, without limitation, so-called hover boards) shall be used or operated in or about the Leased Premises.

9.    The Leased Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Leased Premises. No tenant shall occupy or permit any portion of the Leased Premises to be occupied as an office for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or a dance, exercise or music studio, or any type of school or daycare or copy, photographic or print shop or an employment bureau without the express written consent of Landlord. The Leased Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.
10.    No tenant shall make, or permit to be made any unseemly, excessive or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way. No tenant shall throw anything out of doors, windows or down the passageways.
11.    No tenant, subtenant or assignee nor any of its servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Leased Premises any flammable, combustible or explosive fluid, chemical or substance or firearm.
12.    No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made to existing locks or the mechanism thereof. Each tenant must upon the termination of its tenancy, return to Landlord all keys of doors, offices, and toilet rooms, either furnished to, or otherwise procured by, such tenant and in the event of the loss of keys so furnished, such tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.
13.    No tenant shall overload the floors of the Leased Premises. All damage to the floor, structure or foundation of the Building due to improper positioning of storage items or materials shall be repaired by Landlord at the sole cost and expense of tenant, who shall reimburse Landlord immediately therefor upon demand. All removals or the carrying in or out of any safes, freight, furniture, or bulky matter of any description must take place during the hours that Landlord shall reasonably determine from time to time. The moving of safes or other fixtures or bulky matter of any kind must be done upon previous notice to Landlord and under Landlord’s supervision, and the persons employed by any tenant for such work must be acceptable to Landlord. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon supports approved by Landlord to distribute the weight.
14.    Landlord shall have the right to prohibit any advertising by any tenant that, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as an office location and, upon written notice from Landlord, such tenant shall refrain from or discontinue such advertising.

15.    The business hours for the Building shall be 8 a.m. to 6 p.m. Monday through Friday and 8 a.m. to 1 p.m. on Saturday, excluding Holidays. Landlord reserves the right to require all persons entering the Building between the hours of 6:00 p.m. and 8:00 a.m. and at all hours on Saturday, Sunday and Holidays to register with Landlord’s security personnel. Each tenant shall be responsible for all persons entering the Building at tenant’s invitation, express or implied. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of an invasion, mob riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right without any abatement of rent to require all persons to vacate the Building and to prevent access to the Building during the continuance of the same for the safety of the tenants and the protection of the Building and the property in the Building.
16.    No tenant shall purchase janitorial or maintenance or other like services, from any person or persons not approved by Landlord. Any persons employed by any tenant to do janitorial work or other work in the Leased Premises shall, while in the Building and outside of the Leased Premises, be subject to and under the control and direction of Landlord (but not as an agent or servant of Landlord), and tenant shall be responsible for all acts of such persons.
17.    Canvassing, soliciting and peddling in the Building are prohibited, and each tenant shall report and otherwise cooperate to prevent the same.
18.    All office equipment of any electrical or mechanical nature shall be placed by tenant in the Leased Premises in settings that will, to the maximum extent possible, absorb or prevent any vibration, noise and annoyance.
19.    No air-conditioning unit or other similar apparatus shall be installed or used by any tenant without the written consent of Landlord.
20.    There shall not be used in any space, or in the public halls of the Building, either by any tenant or others, any hand trucks except those equipped with rubber tires and rubber side guards.
21.    The scheduling of tenant move-ins shall be before or after normal business hours and on weekends, subject to the reasonable discretion of Landlord.
22.    The Building is a smoke-free Building. Smoking is strictly prohibited within the Building. Smoking shall only be allowed in areas designated as a smoking area by Landlord. Tenant and its employees, representatives, contractors or invitees shall not smoke within the Building or throw cigar or cigarette butts or other substances or litter of any kind in or about the Building, except in receptacles for that purpose. Landlord may, at its sole discretion, impose a charge against monthly rent of $50.00 per violation by tenant or any of its employees, representatives, contractors or invitees, of this smoking policy.
23.    Tenants will insure that all doors are securely locked, and water faucets, electric lights and electric machinery are turned off before leaving the Building.

24.    Parking spaces associated with the Building are intended for the exclusive use of passenger automobiles. Except for intermittent deliveries, no vehicles other than passenger automobiles may be parked in a parking space without the express written permission of Landlord. Tenant, its employees, customers, invitees and guests shall, when using the parking facilities in and around the Building, observe and obey all signs regarding fire lanes and no-parking and driving speed zones and designated handicapped and visitor spaces, and when parking always park between the designated lines. Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked or parked in a no-parking zone or in a designated handicapped area, and any vehicle which is left in any parking lot in violation of the foregoing regulation. All vehicles shall be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles except to the extent arising out of the negligence or willful misconduct of Landlord, the managing agent or any of their respective partners, directors, officers, agents or employees.
25.    Tenant shall be responsible for and cause the proper disposal of medical waste, including hypodermic needles, created by its employees.
26.    In the event Tenant connects equipment directly to a water supply, Tenant shall ensure that such equipment is plumbed with braided or copper lines. Without limiting the generality of the foregoing, polymer plastic lines are not permitted for any plumbing performed by Tenant or its agents within the Building and Leased Premises.
It is Landlord’s desire to maintain in the Building and Common Areas the highest standard of dignity and good taste consistent with comfort and convenience for tenants. Any action or condition not meeting this high standard should be reported directly to Landlord. Landlord reserves the right to make such other and further rules and regulations as in its judgment may from time to time be necessary for the safety, care and cleanliness of the Building and Common Areas, and for the preservation of good order therein.

EXHIBIT F

MEMORANDUM

Prepared by and Return to:
STATE OF NORTH CAROLINA

WAKE COUNTY
MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE (the “Memorandum”) is by and between SVT PERIMETER SIX, L.P., a Delaware limited partnership (“Landlord”), and CHANNELADVISOR CORPORATION, a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant entered into a Lease Agreement effective as of ________________, 2022 (the “Lease”), for the Leased Premises defined below.

NOW, THEREFORE, the parties enter into this Memorandum in order to reflect the following:
1.    Landlord hereby demises and leases to Tenant, and Tenant hereby accepts and rents from Landlord, approximately 33,509 of space more particularly described in the Lease (the “Leased Premises”) located at 1010 Sync Street, Morrisville, North Carolina 27560, within Perimeter Park. The Building is located on the parcel of real property described on Exhibit A hereto.
2.    The initial Lease Term of the Lease shall be approximately one hundred eight (108) months, commencing on _________________.
3.    Tenant has the option to extend the Lease Term for the entire Leased Premises for two (2) periods of five (5) years in accordance with the terms of Section 16.17 of the Lease.
4.    Tenant has a right of first refusal to lease any space located within the Building, subject to existing tenant’s rights in accordance with the terms of Section 16.18 of the Lease.

The provisions set forth in the unrecorded Lease are incorporated in this Memorandum by reference. This Memorandum is not a complete summary of the Lease, and the provisions contained herein will not be construed to interpret the terms thereof. In the event of a conflict between this Memorandum and the unrecorded Lease, the Lease will control. Upon the expiration or earlier termination of the Lease, this Memorandum will automatically terminate and Landlord shall be entitled to record a notice of that termination on its own signature. Landlord shall be deemed to be Tenant’s attorney-in-fact (which power of attorney shall be irrevocable and coupled with an interest) for purposes of executing and recording that termination notice. This Memorandum may be executed in any number of counterparts, each of which shall constitute an original and all of which shall constitute but one and the same document.

[EXHIBIT ONLY — NOT FOR SIGNATURE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Memorandum effective as of the date of recordation.

LANDLORD:

SVT PERIMETER SIX, L.P.,
a Delaware limited partnership

By:    VPTC Management Partners, LLC, a     Delaware limited liability company, its     Authorized Signatory

    By:
    Printed:
    Title:

STATE OF NORTH CAROLINA

COUNTY OF ________________

    I certify that the following person personally appeared before me this day, acknowledging that s/he voluntarily signed the foregoing document for the purpose stated therein and in the capacity indicated: _________________, as _____________________________ of VPTC Management Partners, LLC, the Authorized Signatory of SVT PERIMETER SIX, L.P.

Date: ____________, 2021

________________________________________
Official Signature of Notary
________________________________________
Insert name of Notary, printed or typed

(OFFICIAL SEAL)            My Commission Expires: ___________________

TENANT:

CHANNELADVISOR CORPORATION,
a Delaware corporation

By:
Name:
Title:

STATE OF NORTH CAROLINA

WAKE COUNTY

    I certify that the following person personally appeared before me this day, acknowledging that s/he voluntarily signed the foregoing document for the purpose stated therein and in the capacity indicated: _________________, as _____________________________ of CHANNELADVISOR CORPORATION.

Date: ____________, 2022

________________________________________
Official Signature of Notary
________________________________________
Insert name of Notary, printed or typed

(OFFICIAL SEAL)            My Commission Expires: ___________________

EXHIBIT A TO MEMORANDUM OF LEASE
LEGAL DESCRIPTION
Lying and being situate in Wake County, North Carolina, and being more particularly described as follows:

EXHIBIT G

FORM SNDA

THIS INSTRUMENT PREPARED BY
AND AFTER RECORDING RETURN TO:
Katten Muchin Rosenman LLP
550 S. Tryon Street, Suite 2900
Charlotte, North Carolina 28205
Attention: Charles A. Pettigrew, Esq.
SUBORDINATION,
NON-DISTURBANCE, AND ATTORNMENT AGREEMENT
THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this “Agreement”), dated this ______ day of __________, 2021, between CHANNELADVISOR CORPORATION, a Delaware corporation (“Tenant”), and BMO HARRIS BANK N.A., as lender (“Lender”).
R E C I T A L S:
A.    Tenant is the lessee under that certain lease between Tenant and SVT PERIMETER SIX, L.P., a Delaware limited partnership (“Landlord”), dated __________ ___, 2021, (the lease and all amendments thereto are hereinafter referred to as the “Lease”), covering approximately 33,509 square feet of space in Landlord’s building known as “Perimeter Six” and located at 1010 Sync Street, Morrisville, North Carolina, and legally described in Schedule 1 attached hereto and made a part hereof (the “Property”).
B.    Lender has made a loan (the “Loan”) to Landlord which is secured, in part, by the lien of a mortgage executed and delivered by Landlord to Lender encumbering the Property (the “Mortgage”) and an assignment of all leases of and rents from the Property.
C.    As a condition to entering into the Lease, Tenant requires that Lender enter into this Agreement.
NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
I.    The Lease and all terms thereof, including, without limitation, any options to purchase, rights of first refusal, and any similar rights, are and shall be subject and subordinate to the Mortgage, and to all amendments, modifications, replacements and extensions thereof, to the full extent of the principal, interest, fees, expenses and all other amounts secured thereby.
II.    In the event Lender elects to foreclose the Mortgage, Lender will not join Tenant in summary or foreclosure proceedings unless required by applicable law (and then only to the extent so required) as long as Tenant is not in default under the Lease beyond any applicable notice and cure periods set forth in the Lease.

III.    In the event that Lender shall succeed to the interest of Landlord under the Lease, and provided there exists no default by Tenant under the Lease beyond any applicable notice and cure period, Lender agrees that Lender (or its designee or nominee taking title to the Property) shall not disturb or otherwise interfere with Tenant’s possession of the leased premises for the unexpired term of the Lease, provided that Lender (or such nominee or designee) shall not be:
A.    liable for any act or omission of Landlord or any prior landlord under the Lease (without, however, excusing Lender (or other successor landlord) from the obligation to cure any ongoing landlord default that is curable by Lender and that Tenant has provided Lender written notice of);
B.    subject to any claims, offsets or defenses which Tenant might have against Landlord or any prior landlord;
C.    bound by any rent or additional rent which Tenant might have paid for more than the current month to Landlord or any prior landlord;
D.    bound by any amendment, modification, or assignment of the Lease made without Lender’s prior written consent; or
E.    liable for any security deposit Tenant might have paid to Landlord or any prior landlord, except to the extent Lender has actually received said security deposit (or a reserve to cover said security deposit).
IV.    Upon Lender’s succeeding to Landlord’s interest under the Lease, Tenant covenants and agrees to attorn to Lender or a purchaser at a foreclosure or trustee’s sale, to recognize such successor landlord as Tenant’s landlord under the Lease, and to be bound by and perform all of the obligations and conditions imposed upon Tenant by the Lease. If requested by Lender or any subsequent owner, Tenant shall execute a new lease with Lender or its designee or nominee, for a term equal to the remaining term of the Lease and otherwise containing the same provisions and covenants of the Lease. If the Lender (or its designee or nominee taking title to the Property) acquires title to the Property by foreclosure of the Mortgage, by deed in lieu or otherwise, Lender agrees that, in each case subject to Section 3 hereof and provided there exists no default by Tenant under the Lease beyond any applicable notice and cure period, Lender (or its designee or nominee taking title to the Property) shall not disturb or otherwise interfere with Tenant’s possession of the leased premises for the unexpired term of the Lease and the Lease shall continue in full force and effect as if it were a direct lease between the Tenant and the Lender (or such designee or nominee) upon all the terms, covenants, conditions and agreements set forth in the Lease and this Agreement.
V.    Prior to terminating the Lease due to a default by Landlord thereunder, Tenant agrees to notify Lender of such default and give Lender the opportunity to cure such default within thirty (30) days of Lender’s receipt of such notice (or, if such default cannot reasonably be cured within such thirty (30) day period, Lender shall have such longer time as may be necessary to cure the default, not to exceed an additional one hundred twenty (120) days); provided that Lender commences the cure within such period and diligently pursues the cure thereafter.

VI.    Any notice, election, communication, request or other document or demand required or permitted under this Agreement shall be (i) delivered in person, (ii) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or (iii) by overnight express carrier, paid by the sending party, addressed in each case as follows:
If to Tenant (prior to occupancy):
ChannelAdvisor Corporation
3025 Carrington Mill Boulevard
Morrisville, North Carolina 27560
Attention: ___________

If to Tenant (following occupancy):
1010 Sync Street
Morrisville, North Carolina 27560
Suite 600
Attn: _______________________

If to Lender:
BMO Harris Bank N.A.
111 W. Monroe Street,
Chicago, Illinois 60603
Attn: Scott Morris
BMO Harris Bank N.A.
111 West Monroe Street
Chicago, Illinois 60603
Attention: Portfolio Manager/Perimeter 6
with a copy to:
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661-3693
Attention: David R. Dlugie, Esq.
Reference: (382255-58)

or to any other address for such party in the United States of America as it shall designate in a written notice to the other party hereto. All notices sent pursuant to the terms of this Paragraph shall be deemed received (i) if personally delivered, then on the date of delivery, (ii) if sent by overnight, express carrier, then on the next federal banking day immediately following the day sent, or (iii) if sent by registered or certified mail, then on the earlier of the third federal banking day following the day sent or when actually received.
VII.    This Agreement shall be binding upon and inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties hereto.
VIII.    This Agreement can be modified only in writing duly executed by both parties.

IX.    This Agreement constitutes the entire agreement between Lender and Tenant regarding the subordination of the Lease to the Mortgage and the rights and obligations of Tenant and Lender as to the subject matter of this Agreement. Any inconsistency between the Lease and the provisions of this Agreement shall be resolved in favor of this Agreement. Individuals signing this Agreement on behalf of a party hereto represent and warrant that they are authorized to bind that party.
X.    This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.
XI.    Upon full and indefeasible repayment of the Loan and the release of the Mortgage by Lender, this Agreement shall automatically terminate and be of no further force and effect.
XII.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which when taken together shall constitute one agreement.

[EXHIBIT ONLY — NOT FOR SIGNATURE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.
TENANT:

CHANNELADVISOR CORPORATION, a Delaware corporation

By: _____________________________
Name: ___________________________
Its: ______________________________

STATE OF ___________________    )
)ss.
COUNTY OF _________________    )

The foregoing instrument was acknowledged before me this _______ day of __________ 2021, by ______________________, the _________________________________ of CHANNELADVISOR CORPORATION, a Delaware corporation, on behalf of said entity.
WITNESS may hand and official seal.
_________________________________________
Notary Public

My commission Expires: ____________________

LENDER:

BMO HARRIS BANK N.A.,
a national banking association

By: _________________________________
Name: _______________________________
Its: __________________________________

STATE OF ___________________    )
)ss.
COUNTY OF _________________    )
The foregoing instrument was acknowledged before me this _______ day of __________ 2021, by ______________________, the ___________________ of BMO HARRIS BANK N.A., a national banking association, on behalf of said national banking association.
WITNESS may hand and official seal.
_________________________________________
Notary Public

[SEAL]    My commission Expires: ____________________

SCHEDULE 1
Legal Description
Real property in the City of Morrisville, County of Wake, State of North Carolina, described as follows:
PARCEL I:
BEING ALL OF LOT 6 CONTAINING 11.5825 ACRES, MORE OR LESS, AS SHOWN ON THAT CERTAIN PLAT ENTITLED "RECOMBINATION PLAT FOR PROPERTIES OF SVT PERIMETER TWO, L.P. & SVT PERIMETER SIX, L.P." PREPARED BY BASS, NIXON & KENNEDY, INC. AND RECORDED IN BOOK OF MAPS 2017, PAGES 1546-1547, WAKE COUNTY REGISTRY.
PARCEL II:
TOGETHER WITH THE NON-EXCLUSIVE EASEMENTS AS CREATED BY THE DECLARATION OF PROTECTIVE COVENANTS, CONDITIONS, RESTRICTIONS, RESERVATIONS AND EASEMENTS FOR PERIMETER PARK PHASE II DATED JUNE 30, 2005, AND RECORDED JULY 1, 2005 IN BOOK 11448, PAGE 815, WAKE COUNTY REGISTRY, AS AMENDED, FOR INGRESS AND EGRESS OVER THE COMMON AREA (AS DEFINED THEREIN).
PARCEL III:
TOGETHER WITH THE PERPETUAL, NON-EXCLUSIVE AND UNOBSTRUCTED EASEMSNTS GRANTED BY THAT CERTAIN EASEMENT DECLARATION AND SUBDIVISION EXEMPTION PLAT RECORDED IN BOOK OF MAPS 2017 AT PAGE 18-22 IN THE WAKE COUNTY REGISTRY, NORTH CAROLINA.
PARCEL IV:
TOGETHER WITH THE PERPETUAL AND NON-EXCLUSIVE AND RIGHT-OF-WAY GRANTED IN THAT CERTAIN EASEMENT AGREEMENT RECORDED IN BOOK 16701 AT PAGE 874-886 IN WAKE COUNTY REGISTRY, NORTH CAROLINA.
PARCEL V:
TOGETHER WITH THE PERPETUAL AND NON-EXCLUSIVE INGRESS/EGRESS CROSS ACCESS AGREEMENT RECORDED IN BOOK OF MAPS 2017 AT PAGE 1547 IN THE WAKE COUNTY REGISTRY, NORTH CAROLINA.

EXHIBIT H
HVAC SPECIFICATION

        The Building Standard heating, ventilating and air conditioning system shall meet the following design conditions, at the stated outside design conditions, based on seven (7) persons per 1000 square feet:

        1.    Summer: Outdoor conditions 92 degrees Fahrenheit dry bulb, 75 degrees Fahrenheit wet bulb; indoor conditions 78 degrees Fahrenheit dry bulb, 50% relative humidity at design condition.

        2.    Winter: Outdoor conditions minus 20 degrees Fahrenheit dry bulb; indoor conditions 72 degrees Fahrenheit dry bulb.

        The following dates shall constitute “Holidays” as said term is used in this Lease:

        (1)    New Year’s Day
        (2)    Memorial Day
        (3)    Independence Day
        (4)    Labor Day
        (5)    Thanksgiving Day
        (6)    Christmas
        (7)    Any other holiday recognized and taken by tenants occupying at least one half (1/2) of the Rentable Area of office space of the Building.

If in the case of any holiday described in (1) through (7) above, a different day shall be observed than the respective day above described, then that day which constitutes the day observed by national banks in Raleigh, North Carolina, on account of such holiday shall constitute the holiday under this Lease.

EXHIBIT I

JANITORIAL SPECIFICATIONS

EXHIBIT J

SUPERIOR RIGHTS

Relias Learning, LLC has a ROFR on all vacant space in the building, including the Leased Premises

EXHIBIT K

FOOD TRUCK REQUIREMENTS

I. Initial Food Truck Location, subject to adjustment from time to time in Landlord’s discretion

II. Food Truck Insurance Requirements

Type of Insurance	Insurance Requirements GS-2
General Liability	$3,000,000 Per Occurrence which can be a combination of excess/umbrella liability.
Automobile Liability	$1,000,000 Combined Single Limit for Bodily Injury and Property Damage
Worker's Compensation	Statutory
Employer's Liability	$1,000,000 Each Accident, $1,000,000 Disease Each Employee, and $1,000,000 Disease Policy Limits
* Professional Liability	$1,000,000 Per Claim with not more than a $100,000 deductible (* Coverage required if Scope of Work is Design Related to MEP Services)

Additional Insured Language:

Additionally Insured Language: TP Triangle, LLC; VPTC Management Partners, LLC; SVT Ventures, LP; SVT Perimeter Six, LP; and its Affiliated Entities, and their Successors and/or Assigns and Mortgagees are named as additional insured for general, excess/umbrella and auto liability (or state the umbrella/excess follows form).

Certificate Holder:
SVT Perimeter Six, LP
C/o TP Triangle, LLC
3020 Carrington Mill Blvd., Suite 425
Morrisville, NC 27560